Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

TUFCO TECHNOLOGIES, INC.

at

$6.07 Net Per Share

by

PACKERS ACQUISITION SUB, INC.,

an indirect wholly-owned subsidiary of

GRIFFIN HOLDINGS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 6, 2014, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of December 20, 2013 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Tufco Holdings, LLC, a Delaware limited liability company (“Parent”), Packers Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Parent, and Tufco Technologies, Inc., a Delaware corporation (“the Company”). Purchaser is offering to purchase all of the shares of common stock, par value $0.01 per share (the “Shares”), of the Company that are issued and outstanding at a price of $6.07 per Share, net to the seller in cash (the “Offer Price”), in each case, subject to adjustment for stock splits, stock dividends and similar events, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”

Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares then owned by Parent, Purchaser or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries, which will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor and other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, in each case, subject to adjustment for stock splits, stock dividends and similar events, without interest, less any applicable withholding taxes. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, the board of directors of the Company (the “Company Board”) has unanimously adopted resolutions, among other things: (i) determining that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company’s stockholders, (ii) determining that neither Parent nor Purchaser is an “interested stockholder” as defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), (iii) adopting and approving the Merger Agreement, and approving the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and determining that the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Expiration Time (as defined below), (iv) declaring advisable the Merger Agreement, and (v) recommending that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

The Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things, (a) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to 12:00 midnight, New York City time, at the end of the day on February 6, 2014 (the “Expiration Time,” unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended, will expire) that number of Shares that, together with the Shares then beneficially owned by Parent or Purchaser or any other subsidiary of Parent, represent at least a majority of the Shares then outstanding (determined on a fully diluted basis (which assumes conversion or exercise of all in-the-money options and other rights to acquire Shares that are outstanding immediately prior to the acceptance of Shares for tender pursuant to the Offer and that are vested and exercisable or will be vested and exercisable prior to the Effective Time of the Merger)), (b) Parent or Purchaser (either directly or through any of its subsidiaries) shall have received the proceeds of the Equity Commitment Letter entered into with Sponsor (as defined below) and the Debt Commitment Letter entered into with JP Morgan Chase Bank, N.A., and (c) there not having been a “Company Material Adverse Effect” (as defined below) since the date of the Merger Agreement, as well as other customary conditions. See Section 15 — “Conditions to the Offer.”

A summary of the principal terms of the Offer appears on pages i through ix. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares into the Offer.

The Depositary for the Offer is:

If delivering by mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BICS Re-Organization Department P.O. Box 1317 Brentwood, New York 11717	If delivering by hand or courier: Broadridge Corporate Issuer Solutions, Inc. Attn: BICS Re-Organization Department 1981 Marcus Avenue, Suite 100 Lake Success, New York 11042-1046

January 9, 2014

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Time: (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to Broadridge Corporate Issuer Solutions, Inc., in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

*****

Broadridge Corporate Issuer Solutions, Inc., the information agent for the Offer (the “Information Agent”), may be contacted at the address and telephone numbers set forth on the back cover of this Offer to Purchase for questions and/or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

Securities Sought:	All of the shares of common stock, par value $0.01 per share (the “Shares”), of Tufco Technologies, Inc., a Delaware corporation (“the Company”), that are issued and outstanding.

Price Offered Per Share:	$6.07 per Share, net to the seller in cash (the “Offer Price”), in each case, subject to adjustment for stock splits, stock dividends and similar events, without interest, less any applicable withholding taxes.

Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of the day on February 6, 2014, unless the Offer (as defined below) is extended (the “Expiration Time”).

Offeror:	Packers Acquisition Sub, Inc., a Delaware corporation (“Purchaser”), a direct wholly-owned subsidiary of Tufco Holdings, LLC, a Delaware limited liability company (“Parent”) and an indirect wholly-owned subsidiary of Griffin Holdings, LLC, a New York limited liability company (“Sponsor”).

Company Board Recommendation:	After careful consideration, the board of directors of the Company (the “Company Board”) has unanimously adopted resolutions, among other things: (i) determining that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company’s stockholders, (ii) determining that neither Parent nor Purchaser is an “interested stockholder” as defined in Section 203 of the DGCL, (iii) adopting and approving the Merger Agreement, and approving the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and determining that the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Expiration Time (as defined below), (iv) declaring advisable the Merger Agreement, and (v) recommending that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

The following are some questions that you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer to herein carefully and in their entirety. Questions or requests for assistance may be directed to Broadridge Corporate Issuer Solutions, Inc., our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

i.

Who is offering to buy my Shares?

We are a wholly-owned subsidiary of Parent incorporated under the laws of the State of Delaware and were formed for the purpose of making the Offer and thereafter consummating the merger (the “Merger”) with and into the Company, with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and as a direct wholly-owned subsidiary of Parent. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. Parent is a limited liability company formed under the laws of the State of Delaware. See the “Introduction” and Section 8 — “Certain Information Concerning Purchaser, Parent and Sponsor.”

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase all issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of December 20, 2013, by and among Parent, the Company and us (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), in order to acquire control of, and ultimately following the Merger, the entire equity interest in, the Company, while allowing the Company’s stockholders an opportunity to receive the Offer Price as soon as practicable after our acceptance of the Shares by tendering their Shares into the Offer. If the Offer is consummated, we, Parent and the Company expect to consummate the Merger as soon as practicable thereafter in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the Merger (the “Effective Time”), the Company will become a wholly-owned subsidiary of Parent. See Section 12 — “Purpose of the Offer; Plans for the Company.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $6.07 per Share, net to the seller in cash, in each case, subject to adjustment for stock splits, stock dividends and similar events, without interest, less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What does the Company Board recommend?

After careful consideration, the Company Board has unanimously adopted resolutions, among other things: (i) determining that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company’s stockholders, (ii) determining that neither Parent nor Purchaser is an “interested stockholder” as defined in Section 203 of the DGCL, (iii) adopting and approving the Merger Agreement, and approving the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and determining that the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Expiration Time, (iv) declaring advisable the Merger Agreement, and (v) recommending that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

ii.

See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for the Company” and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the Securities Exchange Commission (the “SEC”) and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the Company’s stockholders in connection with the Offer.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things (a) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares then beneficially owned by Parent or Purchaser or any other subsidiary of Parent, represent at least a majority of the Shares then outstanding (determined on a fully diluted basis (which assumes conversion or exercise of all in-the-money options and other rights to acquire Shares that are outstanding immediately prior to the acceptance of Shares for tender pursuant to the Offer and that are vested and exercisable or will be vested and exercisable prior to the Effective Time of the Merger)) (the “Minimum Condition”), (b) Parent or Purchaser (either directly or through any of its subsidiaries) having received the proceeds of the Equity Commitment Letter entered into with Sponsor and the Debt Commitment Letter entered into with JP Morgan Chase Bank, N.A. (the “Financing Condition”), (c) the absence of a Company Material Adverse Effect (as defined below) and (d) certain other customary conditions.

We expressly reserve the right from time to time to waive any of the conditions described in Section 15 — “Conditions to the Offer” or to make any other changes in the terms and conditions of the Offer, except that we will not, without the prior written consent of the Company: (i) amend or waive the Minimum Condition, (ii) change the form of consideration to be delivered by Purchaser in the Offer, (iii) decrease the Offer Price, (iv) decrease the number of Shares to be purchased by Purchaser in the Offer, (v) modify the Offer or the conditions to the Offer in a manner adverse to stockholders of the Company or impose additional conditions on the Offer, or (vi) extend the Expiration Time beyond the initial expiration time, except as provided in the Merger Agreement.

What percentage of Shares do you or your affiliates currently own?

None of Purchaser, Parent, Sponsor or any of their respective affiliates currently own any Shares.

Do you have the financial resources to pay for all Shares?

Yes. We estimate that we will need approximately $28.4 million, plus related fees and expenses, to purchase all of the issued and outstanding Shares pursuant to the Offer and to consummate the Merger (which estimate includes payment in respect of outstanding in-the-money stock options) and to pay related fees and expenses. Purchaser has received a commitment letter (the “Debt Commitment Letter”) from JP Morgan Chase Bank, N.A. (the “Lender”) to provide it with a senior revolving credit facility in an aggregate amount of up to $29,031,000 (the “Debt Financing”). Subject to certain customary conditions, including, without limitation, the execution and delivery by the borrowers and the guarantors of definitive documentation consistent with the Debt Commitment Letter and the documentation standards specified therein, the Debt Financing will be available to Purchaser to finance the Offer, the Merger and to pay related fees and expenses.

Sponsor, which directly owns all of the equity interests of Parent and indirectly owns all of the equity interests of Purchaser, has committed to contribute to Parent and/or Purchaser, directly or indirectly, an aggregate amount in cash equal to $11 million (the “Equity Financing” and, together with the Debt Financing, the “Financing”), subject to the terms and conditions set forth in an equity commitment letter, dated as of December 20, 2013 (the “Equity Commitment Letter”).

In the event that Parent or Purchaser (either directly or through any of its subsidiaries) has not received the proceeds of the Financing (the “Funding Condition”), Purchase will not be obligated to purchase Shares in the

iii.

Offer. If we do, however, receive the proceeds of the Debt Financing, then we will be obligated to accept the Shares tendered in the Offer at the Expiration Time (as it may be extended) subject to the satisfaction or waiver of the other Conditions to the Offer (see Section 9 — “Source and Amount of Funds”).

As more fully described in Section 15 — “Conditions to the Offer,” the Offer is conditioned upon the Funding Condition. In accordance with the position of the staff of the SEC, Purchaser expects to extend the Offer, if necessary, to ensure that at least five (5) business days will remain prior to the Expiration Time following disclosure of the satisfaction or waiver of the Funding Condition, and notice of such satisfaction or waiver will be disseminated in a manner reasonably calculated to inform security holders thereof.

If the Merger Agreement is terminated in the circumstance in which we do not receive the proceeds of the Financing, and the other conditions to payment of the termination fee are satisfied, Purchaser shall be obligated to pay the Company a termination fee of $750,000. See Section 11 — “The Merger Agreement; Other Agreements.”

Is your financial condition relevant to my decision to tender into the Offer?

No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	we and Parent were organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger and arranging the Financing;

•	the Offer is being made for all Shares, and is solely for cash;

•	if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price);

•	we have received the Equity Commitment Letter and the Debt Commitment Letter in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer and to consummate the Merger. See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

•	the Funding Condition is expected to be satisfied or waived at least five (5) business days prior to the final expiration of the Offer (unless the Offer is earlier terminated); and

•	after the satisfaction or waiver of the Funding Condition, the Offer will not be subject to any financing condition.

How long do I have to decide whether to tender into the Offer?

You will be able to tender your Shares into the Offer until 12:00 midnight, New York City time, at the end of the day on February 6, 2014 (the “Expiration Time,” unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by Broadridge Corporate Issuer Solutions, Inc., our depositary for the Offer (the “Depositary”), within three NASDAQ Capital Market trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Time. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

iv.

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Time, but in no event will we be required to extend the Offer beyond the Termination Date (as defined below).

Pursuant to the Merger Agreement, we are required to extend the Offer:

•	on up to two occasions for additional periods of up to five business days each (with the length of such periods to be determined by Parent), if on any then-scheduled Expiration Time any of the Offer conditions have not been satisfied or, in our sole discretion, waived (other than the Minimum Condition), until all conditions to the Offer are satisfied or validly waived (up to a maximum of ten business days, and subject to certain rights of the parties to terminate the Merger Agreement);

•	for one period of five business days, if on any then-scheduled Expiration Time of the Offer all conditions to the Offer (other than the Minimum Condition) have been satisfied or waived, (subject to certain rights of the parties to terminate the Merger Agreement and unless Parent and the Company agree otherwise), until all conditions to the Offer are satisfied or waived; and

•	for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff of the SEC applicable to the Offer.

Notwithstanding the foregoing, in no event will we be required to extend the offer beyond February 28, 2014 (the “Termination Date”). If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer”.

How will I be notified if the time period during which I can tender my Shares into the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Time.

Will there be a subsequent offering period?

No. We do not have the ability to elect to provide a subsequent offering period.

How do I tender my Shares into the Offer?

To tender your Shares into the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Time. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Time, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Time and must then receive the missing items within three NASDAQ Capital Market trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

v.

Until what time may I withdraw previously tendered Shares?

Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

Will the Offer be followed by a merger if all the Shares are not tendered in the Offer?

If we purchase at least a majority of the outstanding Shares in the Offer and the other conditions to the Offer and other conditions to the Merger contained in the Merger Agreement are satisfied or waived, we are required to effect the Merger as soon as practicable in accordance with the terms of the Merger Agreement without any further action by the stockholders of the Company in accordance with Section 251(h) of the DGCL. If the Merger takes place, Parent will own all of the Shares of the Company and all stockholders who did not tender their Shares in the Offer (other than stockholders properly exercising their appraisal rights in accordance with Section 262 of the DGCL) will receive the Offer Price. See Section 12 — “Purpose of the Offer; Plans for the Company.”

If a majority of the Shares are tendered and accepted for payment, will the Company continue as a public company?

Following the purchase of the Shares in the Offer, we are required to consummate the Merger as soon as practicable thereafter. If the Merger takes place, the Company will no longer be publicly owned. If we purchase the tendered Shares in the Offer, prior to the Merger becoming effective, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on the NASDAQ Capital Market, there may not be a public trading market for the Shares, and the Company may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC rules relating to publicly held companies. See Section 13 — “Certain Effects of the Offer.” However, we do not expect there to be a significant period of time between consummation of the Offer and the consummation of the Merger.

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of us, Parent and the Company are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

If I object to the price being offered, will I have appraisal rights?

Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time who did not tender their Shares into the Offer, have not voted in favor of the Merger or consented to the Merger in writing, and who otherwise comply with the

vi.

applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holders. This value may be more or less than, or the same as, the Offer Price. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

If I decide not to tender my Shares into the Offer, how will the Offer affect my Shares?

If the Offer is successful, we intend to seek to effect the Merger as soon as practicable thereafter. If the proposed Merger takes place, stockholders who do not tender in the Offer (other than those properly exercising their appraisal rights in accordance with Section 262 of the DGCL) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place and you do not perfect your appraisal rights, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid sooner. If we purchase the tendered Shares in the Offer, prior to the Merger becoming effective, the ability to publicly trade your Shares may be limited as described above.

What is the market value of my Shares as of a recent date and the “premium” I am receiving?

The Offer Price of $6.07 per Share represents an approximate:

•	19.0% premium to the closing price per Share reported on the NASDAQ Capital Market on December 20, 2013, the last trading day before we announced the execution of the Merger Agreement and the Offer;

•	17.8% premium to the 90-day volume-weighted average closing price per Share reported on the NASDAQ Capital Market for the period ended December 20, 2013, the last trading day before we announced the execution of the Merger Agreement and the Offer; and

•	42.8% premium over the 52-week-low (as of the date of the Merger Agreement) closing price per Share reported on the NASDAQ Capital Market, which occurred on December 26, 2012.

On January 8, 2014, the last trading day before we commenced the Offer, the closing price of Shares reported on the NASDAQ Capital Market was $6.05 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

Have any stockholders of the Company already agreed to tender their Shares into the Offer or to otherwise support the Offer?

Yes. Bradford Venture Partners, L.P. (“Bradford”) has entered into a tender and voting agreement with us and Parent pursuant to which, among other things, Bradford has agreed to tender 642,033 of its Shares in the Offer, representing 14.9% of the aggregate Shares outstanding as of December 20, 2013. See Section 11 — “The Merger Agreement; Other Agreements.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price, net to you in cash, in each case, subject to adjustment for stock splits, stock dividends and similar events, without interest, less any applicable withholding taxes, as soon as practicable after our acceptance of such Shares. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the

vii.

Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of: (i) (A) certificates for such Shares (or a book-entry confirmation relating to such Shares) and (B) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message relating thereto) and any other documents required by the Letter of Transmittal; or (ii) the Depositary receives (A) a properly completed and duly executed Notice of Guaranteed Delivery relating to such Shares from an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”) prior to the Expiration Time, and (B) certificates for such Shares (or book entry confirmation relating to such Shares) and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message relating thereto) and any other documents required by the Letter of Transmittal, within three (3) NASDAQ Capital Market trading days after the date of execution of such Notice of Guaranteed Delivery; and (iii) in the case of clauses (i) or (ii) above, a final determination of the adequacy of the items received, as provided in Section 3 hereof, has been made when necessary by Purchaser. See Section 1 — “Terms of the Offer,” Section 2 — “Acceptance for Payment and Payment for Shares” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

What will happen to my stock options in the Offer?

Nothing will happen to your stock options in the Offer. The Offer is being made for all outstanding Shares, and not for options to purchase Shares granted pursuant to any of the Company’s equity incentive plans (each such option, a “Company Option”). The Company Options may not be tendered into the Offer. If you wish to tender Shares subject to any vested Company Options, you must first exercise your Company Options (to the extent then vested and exercisable) in accordance with their terms in sufficient time prior to the Expiration Time so that you may tender the Shares received upon such exercise into the Offer.

If you do not exercise your vested Company Options and tender the Shares your receive upon exercise of such Company Options into the Offer prior to the Expiration Time, at the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not then vested, will automatically (and without any action on the part of Parent, us, the Company, the holder of the Company Option or any other person), be cancelled and converted into the right to receive the following consideration (if any), as promptly as practicable after the Effective Time: if the exercise price per share of a Company Option is less than the Offer Price, an amount in cash, without interest, equal to the product of (a) the number of Shares subject to such Company Option, and (b) the excess, if any, of the Offer Price over the per share exercise price of such Company Option, less applicable taxes and withholding; in the event that the per share exercise price of a Company Option is equal to or greater than the Offer Price, such Company Option will be cancelled as of the Effective Time without payment therefor. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Company Options.”

What are the United States federal income tax consequences of the Offer and the Merger to a United States Holder?

If you are a United States Holder (as defined in Section 5 — “Material United States Federal Income Tax Consequences”), the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will generally be a taxable transaction for United States federal income tax purposes. In general, if you are a United States Holder and you hold your Shares as a capital asset, you will recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the Shares exchanged therefor. Such gain or loss will be a capital gain or loss and will be treated as a long–term capital gain or loss if you have held the Shares for more than one (1) year at the time of the exchange. See Section 5 — “Material United States Federal Income Tax Consequences” for a summary of the material United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

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You are urged to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-United States income and other tax laws or tax treaties).

To whom should I talk if I have additional questions about the Offer?

You may call Broadridge Corporate Issuer Solutions, Inc., the Information Agent, toll-free at (855) 793-5068.

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To the Holders of Shares of Common Stock of Tufco Technologies, Inc.:

INTRODUCTION

The Offer is being made pursuant to the Merger Agreement by and among Parent, the Company and us. We are offering to purchase all of the issued and outstanding Shares at the Offer Price, in each case, subject to adjustment for stock splits, stock dividends and similar events, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Offer and the withdrawal rights will expire at the Expiration Time, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Information Reporting and Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary, the Information Agent and a bank or trust company reasonably acceptable to the Company to make payment of the consideration payable in the Merger (the “Paying Agent”) incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”

Subject to the provisions of the Merger Agreement, as soon as practicable following the consummation of the Offer, we, Parent and the Company will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or a certificate of ownership and merger, as applicable (in either case, the “Certificate of Merger”), in accordance with Section 251(h) of the DGCL and the other relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as Parent and the Company agree in writing and specify in the Certificate of Merger, at which time the Company will become the Surviving Corporation and a wholly-owned subsidiary of Parent. At the Effective Time, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, in each case, subject to adjustment for stock splits, stock dividends and similar events, without interest, less any applicable withholding taxes, except for Shares then owned by Parent, the Company or any of their respective wholly-owned subsidiaries, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

Section 11 — “The Merger Agreement; Other Agreements” more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Material United States Federal Income Tax Consequences.”

After careful consideration, the board of directors of Company (the “Company Board”) has unanimously adopted resolutions, among other things: (i) determining that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company’s stockholders, (ii) determining that neither Parent nor Purchaser is an “interested stockholder” as defined in Section 203 of the DGCL, (iii) adopting and approving the Merger Agreement, and approving the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and determining that the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as

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practicable following the Expiration Time (as defined below), (iv) declaring advisable the Merger Agreement, and (v) recommending that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

A more complete description of the Company Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the Company’s stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

The Offer is conditioned upon, among other things (a) the Minimum Condition, (b) the Financing Condition, (c) the absence of a material adverse effect on the Company and (d) certain other customary conditions. See Section 15 — “Conditions to the Offer.”

According to the Company, as of December 20, 2013, there were (a) 4,308,947 issued and outstanding Shares, and (b) outstanding options to purchase 234,525 Shares. Assuming that all Shares described in (b) in the preceding sentence are issued and that no other Shares were or are issued after December 20, 2013, there would be 4,543,472 Shares outstanding and the Minimum Condition would be satisfied if at least 2,271,737 Shares are validly tendered and not withdrawn prior to the Expiration Time.

Concurrently with the Merger Agreement, Parent and Purchaser entered into a Tender and Voting Agreement with Bradford (the “Tender and Voting Agreement”). Pursuant to the terms and conditions of the Tender and Voting Agreement, Bradford agreed, among other things, (i) to tender pursuant to the Offer 642,033 Shares (the “Subject Shares”) owned by Bradford as of the date of the Tender and Voting Agreement, representing 14.9% of the aggregate Shares outstanding as of December 20, 2013, (ii) if necessary, to vote the Subject Shares in favor of the Merger and the adoption of the Merger Agreement and (iii) not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company. The Tender and Voting Agreement terminates, among other events, in the event the Merger Agreement is terminated in accordance with its terms. See Section 11 — “The Merger Agreement; Other Agreements.”

The foregoing information and certain other information contained in this Offer to Purchase, the Schedule 14D-9 and certain other materials are being (or will be) provided in accordance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14f-1 thereunder. We currently intend, as soon as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, our directors immediately prior to the Merger will be the directors of the Company.

The Purchaser, Parent and the Company have agreed that the Merger will be governed by Section 251(h) of the DGCL. Accordingly, after the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Parent and the Company will cause the Merger to become effective as soon as practicable without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL.

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares who did not tender their Shares into the Offer, have not voted in favor of the Merger or consented to the Merger in writing, and who otherwise comply with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holders. This value may be more or less than, or equal to, the Offer Price. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

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THE TENDER OFFER

1.	Terms of the Offer.

The Merger Agreement provides for the commencement by Purchaser of an offer to purchase all outstanding Shares for $6.07 in cash per Share. Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Time as permitted under Section 4 — “Withdrawal Rights.”

The Offer is conditioned upon the satisfaction of the Minimum Condition, the Financing Condition and the other conditions described in Section 15 — “Conditions to the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination of the Merger Agreement” occur.

We expressly reserve the right from time to time to waive any of the conditions described in Section 15 —“Conditions to the Offer” or to make any other changes in the terms and conditions of the Offer, except that we will not, without the prior written consent of the Company: (i) amend or waive the Minimum Condition, (ii) change the form of consideration to be delivered by Purchaser in the Offer, (iii) decrease the Offer Price, (iv) decrease the number of Shares to be purchased by Purchaser in the Offer, (v) modify the Offer or the conditions to the Offer in a manner adverse to stockholders of the Company or impose additional conditions on the Offer, or (vi) extend the Expiration Time beyond the initial expiration time, except as provided in the Merger Agreement.

For purposes of the Offer as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Merger Agreement separately provides that we are required to extend the Offer:

•	on up to two occasions for additional periods of up to five business days each (with the length of such periods to be determined by Parent), if on any then-scheduled Expiration Time any of the Offer conditions have not been satisfied or, in our sole discretion, waived (other than the Minimum Condition), until all conditions to the Offer are satisfied or validly waived (up to a maximum of ten business days, and subject to certain rights of the parties to terminate the Merger Agreement);

•	for one period of five business days, if on any then-scheduled Expiration Time of the Offer all conditions to the Offer (other than the Minimum Condition) have been satisfied or waived, (subject to certain rights of the parties to terminate the Merger Agreement and unless Parent and the Company agree otherwise), until all conditions to the Offer are satisfied or waived; and

•	for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff of the SEC applicable to the Offer.

Notwithstanding the foregoing, in no event will we be required to extend the offer beyond the Termination Date.

If we extend the Offer, are delayed in our acceptance for payment of Shares tendered in the Offer (the “Acceptance Time”), are delayed in payment after the Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

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If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Time, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

The Company has provided us with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment all Shares validly tendered and not properly withdrawn prior to the Expiration Time as soon as practicable after Purchaser is permitted to do so under applicable legal requirements (and in any event in compliance with Rule 14e-1(c) of the Exchange Act) and deliver the Offer Price per Share in payment for each Share after our acceptance of Shares pursuant to the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	the certificates for such Shares (“Share Certificates”), or book-entry confirmation relating to such Shares (a “Book-Entry Confirmation”), into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”;

•	a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message relating thereto in lieu of such Letter of Transmittal; and

•	any other documents required by the Letter of Transmittal.

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Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by us and the Company.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), in each case, promptly following the expiration or termination of the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. No alternative, conditional or contingent tenders will be accepted. In order for a Company stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

•	for Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Time (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, the Letter of Transmittal and other documents must be received before the expiration of such subsequent offering period);

•

for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent’s Message relating thereto in lieu of such Letter of Transmittal, and any other required documents, must

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be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Time (unless the tender is made during a subsequent offering period, if one is provided, in which case the Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and other documents must be received before the expiration of such subsequent offering period); or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Time.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message and any other required documents (for example, in certain circumstances, a completed Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, the “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the

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Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Time by the Depositary as provided below; and

•	the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and the Company.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the

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Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment as Proxy. By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of the Company’s stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders.

The Company Options. The Offer is made only for outstanding Shares and is not made for any Company Options. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Company Options” for a description of the treatment of the Company Options.

Information Reporting and Backup Withholding. The purchase of the Shares is generally subject to information reporting by the Depositary (as the payor) to the applicable tax authorities. Information disclosed on an IRS Form W-8 by non-United States Holders (as defined below) to the IRS by the Depositary may be disclosed to the local tax authorities of the non-United States Holder under an applicable tax treaty or a broad information exchange agreement. Under the “backup withholding” provisions of United States federal income tax law, the Depositary (as the payor) may be required to withhold and pay over to the United States Internal Revenue Service (“IRS”) a portion (currently, 28%) of the amount of any payments made by us to a stockholder pursuant to the Offer. In order to prevent backup withholding from being imposed on the payment to stockholders of the Offer Price purchased pursuant to the Offer, each United States Holder (as defined in Section 5 — “Material United States Federal Income Tax Consequences”) must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify under penalty of perjury that such stockholder is not subject to backup withholding by completing the IRS Form W–9 included in the Letter of Transmittal, or otherwise establish a valid exemption from backup withholding to the satisfaction of the Depositary. If a United States Holder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All United States Holders surrendering Shares pursuant to the Offer should complete and sign the IRS Form W–9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are exempt from backup withholding and payments to such persons will not be subject to backup withholding provided that a valid exemption is established. Each

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non–United States Holder (as defined in Section 5 —“Material United States Federal Income Tax Consequences”) must submit an appropriate properly completed executed original IRS Form W–8 (a copy of which may be obtained from the Depositary or www.irs.gov) (and associated documentation, if applicable) certifying, under penalties of perjury, to such non–United States Holder’s foreign status in order to establish an exemption from backup withholding. See Instruction 9 of the Letter of Transmittal. Each holder of Shares who is neither a United States Holder nor a non-United States Holder (e.g., a partnership), should consult their own tax advisors as to the appropriate forms to be delivered to the Depositary to avoid backup withholding.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after March 10, 2014, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.

For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Time by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares —Valid Tender of Shares.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Material United States Federal Income Tax Consequences.

The following is a summary of the material United States federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer or upon the exchange of Shares for cash pursuant to the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law). This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-United States jurisdiction or

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under any applicable tax treaty and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax–exempt organization;

•	a retirement plan or other tax–deferred account;

•	a partnership, an S corporation or other pass–through or disregarded entity (or an investor in a partnership, S corporation or other pass–through or disregarded entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark–to–market treatment;

•	a regulated investment company;

•	a person that actually or constructively holds 10% or more of the Company’s shares;

•	a person who acquired Shares through the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation for services;

•	a person who purchases or sells Shares as part of a “wash sale” for tax purposes or to or from a related person;

•	a holder of Shares subject to the alternative minimum or the Medicare Contribution tax provisions of the Code;

•	a United States Holder (as defined below) that has a functional currency other than the United States dollar;

•	a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction; or

•	a United States expatriate, certain former citizens or long-term residents of the United States.

This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Offer or the Merger, or transactions pertaining to options that are cancelled and converted into the right to receive cash, as the case may be, in connection with the Offer or the Merger.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Partnerships and partners in a partnership holding Shares should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger (or pursuant to the exercise of appraisal rights).

This summary is based on the Code, the Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

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The discussion set out herein is intended only as a summary of the material United States federal income tax consequences to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law) in light of your own particular circumstances, including federal estate, gift and other non–income tax consequences, and tax consequences under state, local or non-United States tax laws or tax treaties.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares

The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger (or pursuant to the exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger (or pursuant to the exercise of appraisal rights) will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, that are or are deemed to be interest for United States federal income tax purposes, which amounts will be taxed as ordinary income), and will be long–term capital gain or loss if such United States Holder’s holding period for the Shares is more than one (1) year at the date of sale (or, if applicable, the date of the Merger). Long–term capital gain recognized by certain non-corporate holders generally is subject to tax at a lower rate than short–term capital gain or ordinary income. There are limitations on the deductibility of capital losses. United States Holders that are individuals, trusts or estate whose income exceeds certain thresholds will be subject to an additional 3.8% tax on their net investment income (which includes taxable dividends and net capital gains).

Backup Withholding Tax

Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 28%) unless the applicable United States Holder provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W–9) or otherwise establishes an exemption from backup withholding tax. Each United States Holder should complete and sign the IRS Form W–9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” In

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the event backup withholding is applied to a United States Holder, such United States Holder should contact such holder’s own tax advisors to determine if the holder is able to obtain a tax benefit or credit with respect to the amount withheld.

Non–United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non–United States Holder of Shares. For the purposes of this discussion, the term “non–United States Holder” means a beneficial owner of Shares that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion applies only to non–United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non–United States Holder in respect of Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non–United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass–through entities that are subject to special treatment under the Code; and

•	non–United States Holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to Shares

Subject to the discussions on “FIRPTA” or “Backup Withholding Tax” below, payments made to a non–United States Holder with respect to Shares exchanged for cash pursuant to the Offer or pursuant to the Merger generally will be exempt from United States federal income tax. However, if the non–United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States–source losses from sales or exchanges of other capital assets recognized by the holder during the taxable year.

FIRPTA

A non-United States Holder may be subject to United States federal income tax on payments made with respect to Shares exchanged for cash pursuant to the Offer or pursuant to the Merger if the Company is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) at any time within the shorter of the five-year period preceding such dispositions or such holders’ holding period. No determination has been made by us or the Company whether the Company is or was a USRPHC. We have determined (the “Publicly Traded Determination”) that the Shares are regularly traded on an established securities market, and we will not be withholding any taxes pursuant to Section 1445 of the Code. If the Publicly Traded Determination is correct and a non-United States Holder at all times owned (directly, indirectly or constructively) not more than 5% of the stock of the Company during the shorter of the five-year period preceding such dispositions or such holder’s holding period, such non-United States Holder will generally not be subject to United States federal income taxation even if the Company is a USRPHC. If the Company is a USRPHC and either (i) the Publicly Traded Determination is incorrect or (ii) a non-United States Holder owned (directly, indirectly or constructively) more than 5% of the stock of the Company at any time during the shorter

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of the five-year period preceding such dispositions or such holder’s holding period, the non-United States Holder will generally be subject to United States federal income tax whether or not taxes are withheld pursuant to Section 1445 of the Code. Prior to tendering any Shares pursuant to the Offer, a non-United States Holder should consult its own tax advisor as to the advisability of requesting that the Company make a determination pursuant to Treasury Regulation Section 1.897-2(h) as to whether the Company is or is not a USRPHC and the specific implications for such non-United States Holder if United States federal income taxation applies.

Backup Withholding Tax

A non–United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger unless, generally, the non–United States Holder certifies under penalties of perjury on an applicable IRS Form W–8 that such non–United States Holder is not a United States person, or such non–United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary. Each non-United States Holder should complete, sign and provide to the Depositary an applicable IRS Form W-8 to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

In the event backup withholding is applied to a non-United States Holder, such non-United States Holder should contact such holder’s own tax advisors to determine if the holder is able to obtain a tax benefit or credit with respect to the amount withheld.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of tendering their Shares for cash pursuant to the Offer or exchanging their Shares for cash in the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law) under any federal, state, local, non-United States or other tax laws.

6.	Price Range of Shares; Dividends.

The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “TFCO.”

The following table sets forth, for the calendar quarters indicated, the high and low closing prices per Share, as reported on the NASDAQ Capital Market for the periods indicated:

	High	Low
Calendar 2014:
Quarter ended March 31, 2014 (through January 8, 2014)	$6.12	$6.06

Calendar 2013:
Quarter ended December 31, 2013	$6.10	$4.85
Quarter ended September 30, 2013	6.99	4.96
Quarter ended June 30, 2013	6.50	4.75
Quarter ended March 31, 2013	5.43	4.40

Calendar 2012:
Quarter ended December 31, 2012	$4.77	$3.96
Quarter ended September 30, 2012	$4.35	3.45
Quarter ended June 30, 2012	$3.82	3.03
Quarter ended March 31, 2012	$3.42	2.95

Calendar 2011:
Quarter ended December 31, 2011	$3.72	$2.77
Quarter ended September 30, 2011	4.06	3.25
Quarter ended June 30, 2011	4.07	3.21
Quarter ended March 31, 2011	3.90	3.08

Calendar 2010
Quarter ended December 31, 2010	$3.43	3.05

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According to the Company, as of December 19, 2013, there were (a) 4,308,947 issued and outstanding Shares, and (b) outstanding Company Options to purchase 234,525 Shares.

The Offer Price of $6.07 per Share represents an approximate:

•	19.0% premium to the closing price per Share reported on the NASDAQ Capital Market on December 20, 2013, the last trading day before we announced the execution of the Merger Agreement and the Offer;

•	17.8% premium to the 90-day volume-weighted average closing price per Share reported on the NASDAQ Capital Market for the period ended December 20, 2013, the last trading day before we announced the execution of the Merger Agreement and the Offer; and

•	42.8% premium over the 52-week-low (as of the date of the Merger Agreement) closing price per Share reported on the NASDAQ Capital Market, which occurred on December 26, 2012.

On January 8, 2014, the last trading day before we commenced the Offer, the closing price of Shares reported on the NASDAQ Capital Market was $6.05 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

The Company has never declared or paid dividends with respect to the Shares. Under the terms of the Merger Agreement, the Company is not permitted to declare or pay any dividend in respect of the Shares without Parent’s prior written consent. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of the Company.”

7.	Certain Information Concerning the Company.

Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of us, Parent, Sponsor or the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, Parent, Sponsor and the Information Agent.

General. The Company was founded in 1992 and provides integrated manufacturing services including wet and dry-wipe converting, wide web flexographic printing, hot melt adhesive laminating, folding, integrated downstream packaging, quality and microbiological process management, and manufactures and distributes business imaging paper products.

The Company has become a leading provider of contract manufacturing and specialty printing services, and supplier of value-added custom paper products. The Company’s principal executive offices are located at 3161 South Ridge Road, Green Bay, WI 54304, and its telephone number is (920) 336-0054.

Available Information. The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. The Company maintains a website at www.tufco.com. These website addresses are not intended to function as hyperlinks, and the information contained on the Company’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

Certain Management Financial Projections. The Company’s management prepared non-GAAP financial projections for fiscal years 2013 and 2014 on November 6, 2013 (the “Preliminary Projections”) and

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November 30, 2013 (the “Updated Projections”). The Preliminary Projections were prepared by the Company’s management as part of the initial annual budget process. These projections were provided to Mesirow and Sponsor. The Updated Projections were generally updated, including to reflect the actual October 2013 results of operations, and to correct an error that had been made in the Preliminary Projections that had double counted approximately $2 million of revenue. The Updated Projections were also provided to Mesirow and Sponsor.

The information set forth below is included solely to give the Company’s stockholders access to such financial projections and is not included in this Offer to Purchase in order to influence any stockholder of the Company to tender its Shares or for any other purpose, including whether or not to seek appraisal rights with respect to the Shares.

The financial projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants (AICPA) for preparation and presentation of financial forecasts, or United States generally accepted accounting principles. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The financial projections reflect numerous estimates and assumptions made by the Company’s senior management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Company’s products, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the financial projections reflect actual future trends.

The Company’s management based the financial projections on certain proprietary assumptions about new contract awards, the mix of products and revenue from new customers.

The financial projections reflect subjective judgment in most respects and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results to differ materially from the projected results, including, but not limited to, the Company’s performance and ability to achieve strategic goals over the applicable period, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the factors described in the section titled — “Cautionary Statement Regarding Forward-Looking Statements,” which immediately follows this section. The financial projections cannot, therefore, be considered a guaranty of future operating results, and the projections should not be relied upon as such.

The inclusion of the financial projections should not be regarded as an indication that the Company, Parent, Purchaser or any of their affiliates or representatives then considered, or now considers, such financial projections to be material information or necessarily predictive of actual future events, and this information should not be relied upon as such. We view the financial projections as non-material because of the inherent risks and uncertainties associated with such forecasts. None of the Company, Parent, Purchaser or any of their affiliates or representatives intends to, and each of them disclaims any obligation to, update, revise or correct the projections if any of such projections becomes inaccurate (even in the short term). None of Parent, Purchaser, Sponsor, or any other person to whom these projections were provided assumes any responsibility for the accuracy or validity of the foregoing projections. None of Parent, Purchaser, Sponsor, or any of their respective affiliates or representatives has made or makes representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections,

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. The

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financial projections were prepared based on the Company’s continued operation as a stand-alone company. They do not take into account any circumstances or events occurring after the date they were prepared, including the Offer and the Merger or the effect of any failure of the Offer or the Merger to be consummated. Stockholders are cautioned not to place undue, if any, reliance on the financial projections included in this Offer to Purchase.

The Preliminary Projections and the Updated Projections were prepared based on information available at the time such projections were prepared, using various assumptions and estimates. The assumptions and estimates may not be realized and are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control. The assumptions and estimates underlying the information contained in the Preliminary Projections and the Updated Projections involve judgments made with respect to, among other things, general business, economic, regulatory, market and financial conditions, as well as factors specific to the Company, including but not limited to, the ability to increase production to meet anticipated demand, all of which are difficult to predict. The Preliminary Projections and the Updated Projections also reflect assumptions as to certain business decisions that do not reflect the effects of the Offer or the Merger, or any other changes that may in the future affect the Company or its assets, business, operations, properties, policies, corporate structure, capitalization and management. Accordingly, the Preliminary Projections and the Updated Projections constitute forward-looking information, and there can be no assurance that the assumptions and estimates used to prepare the information contained in the Preliminary Projections and the Updated Projections will be achieved, and actual results may materially differ.

The following tables include the projections of estimated reported net sales, gross profit, adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBIT (Earnings Before Interest and Taxes) and adjusted pre-tax income for fiscal years 2013 and 2014:

Preliminary Projections:

$ in thousands	Fiscal Year Ended 2013 $ in thousands	Fiscal Year Ending 2014 $ in thousands
Reported Net Sales	$99,288	$102,610
Net Sales Growth %	(7.7%)	(4.1%)
Less: Cost of Goods Sold	(89,976)	(92,042)
Gross Profit	9,311	10,568
Gross Margin %	9.4%	10.3%
Less: Selling, General and Administrative Expense	(6,188)	(5,465)
Add: Gain on Asset Sales	16	0
Add: Depreciation & Amortization	2,837	3,023
Add: Total Adjustments	291	0
Adjusted EBITDA	$6,268	$8,126
EBITDA Margin %	6.3%	7.9%
Less: Depreciation & Amortization	(2,837)	(3,023)
Adjusted EBIT	$3,430	$5,103
EBIT Margin %	3.5%	5.0%
Less: Interest Expense, Net	(164)	NA
Adjusted Pre-Tax Income	$3,267	NA
Pre-Tax Income Margin %	3.3%	NA

Assumptions in preparing the Preliminary Projections:

•	a sales increase 3.3% over the sales for the fiscal year ended September 30, 2013, with $8.1 million of the increase in sales sourced from new customers;

•	a 1.5% decrease in direct labor costs and a 4.5% decrease in indirect labor costs below such labor costs for the fiscal year ended September 30, 2013;

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•	a 13.7% increase in the Gross Profit margin; and

•	Selling, General and Administrative Expenses at 91% of the amount for the fiscal year ended September 30, 2013

Updated Projections:

$ in thousands	Fiscal Year Ended 2013 $ in thousands	Fiscal Year Ending 2014 $ in thousands
Reported Net Sales	$99,288	$100,639
Net Sales Growth %	(7.7%)	1.4%
Less: Cost of Goods Sold	(89,976)	(90,674)
Gross Profit	9,311	9,965
Gross Margin %	9.4%	9.9%
Less: Selling, General and Administrative Expense	(6,188)	(5,427)
Add: Gain on Asset Sales	16	0
Add: Depreciation & Amortization	2,837	2,765
Add: Total Adjustments	291	524
Adjusted EBITDA	$6,268	$7,827
EBITDA Margin %	6.3%	7.8%
Less: Depreciation & Amortization	(2,837)	(2,765)
Adjusted EBIT	$3,430	$5,026
EBIT Margin %	3.5%	5.0%
Less: Interest Expense, Net	(164)	(35)
Adjusted Pre-Tax Income	$3,267	$5,027
Pre-Tax Income Margin %	3.3%	5.0%

The Updated Projections were generally updated, including to reflect the actual October 2013 results of operations, and to correct an error that had been made in the Preliminary Projections that had double counted approximately $2 million of revenue.

Assumptions in preparing the Updated Projections:

•	a sales increase 1.4% over the sales for the fiscal year ended September 30, 2013, with $6.9 million of the increase in sales sourced from new customers;

•	a 3% decrease in direct labor costs and a 10% decrease in indirect labor costs below such labor costs for the fiscal year ended September 30, 2013;

•	a 7% increase in the Gross Profit margin; and

•	Selling, General and Administrative Expenses at 90.5% of the amount for the fiscal year ended September 30, 2013.

Cautionary Statement Regarding Forward-Looking Statements. This Offer to Purchase contains forward-looking statements that involve substantial risks and uncertainties. When used in this Offer to Purchase, the words “can,” “will,” “intends,” “expects,” “is expected,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Further, all statements, other than historical facts included in this report, including statements regarding the Company’s financial projections; the timing and the closing of the tender offer and merger transactions; the ability of Parent to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing, are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that are included herein, including uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Company’s stockholders will tender their stock in the Offer; the

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possibility that competing offers may be made; the possibility that various closing conditions to the transactions may not be satisfied or waived; that there is a material adverse change to the business, financial condition, covered assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole or that would prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein, in the Schedule TO filed with the SEC by Purchaser and in time in the companies’ periodic reports filed with the SEC, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this report. All of the materials related to the Offer (and all other Offer documents filed with the SEC) are available at no charge from the SEC through its website at www.sec.gov. Holders of Shares also may obtain free copies of the documents filed with the SEC by the Company at www.tufco.com.

There may be events in the future that the companies are unable to predict accurately, or over which they have no control. The Company’s business, financial condition, results of operations and prospects may change. We may not update these forward-looking statements, even though its situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information contained in this report, and particularly these forward-looking statements, by these cautionary statements. In addition, we note that the Private Securities Litigation Reform Act of 1995 does not apply to forward-looking statements made in connection with a tender offer.

8.	Certain Information Concerning Purchaser, Parent and Sponsor.

Purchaser. We are a Delaware corporation and a direct wholly-owned subsidiary of Parent and indirect wholly-owned subsidiary of Sponsor. We were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. We have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. Following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we will merge with and into the Company, with the Company continuing as the Surviving Corporation. The business address of Purchaser is 2121 Avenue of the Stars, Suite 2575, Los Angeles, California 90067. The business telephone number for Purchaser is (424) 245-4423.

Parent. Parent is a Delaware limited liability company. Parent was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. To date, Parent has not carried on any activities other than those related to its formation, the Merger Agreement, the Offer and the Merger. Parent has minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. Following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company, with the Company continuing as the Surviving Corporation and a wholly-owned subsidiary of Parent. The business address of Parent is 2121 Avenue of the Stars, Suite 2575, Los Angeles, California 90067. The business telephone number for Parent is (424) 245-4423.

Sponsor. Sponsor is a New York limited liability company. Sponsor is a diversified private firm investing in middle-market consumer product companies in the United States. The business address of Sponsor is 2121 Avenue of the Stars, Suite 1670, Los Angeles, California 90067. The business telephone number for Sponsor is (424) 245-4423.

Additional Information. Certain information concerning our directors and executive officers is set forth in Annex A to this Offer to Purchase, certain information concerning the managers and executive officers of Parent is set forth in Annex B to this Offer to Purchase, and certain information concerning the managers and executive officers of Sponsor is set forth in Annex C to this Offer to Purchase.

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Except as set forth elsewhere in this Offer to Purchase (including Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with the Company”, Section 11 — “The Merger Agreement; Other Agreements”, Annex A, Annex B and Annex C): (i) neither we nor Parent nor, to our knowledge or the knowledge of Parent after reasonable inquiry, any of the persons listed in Annex A, Annex B or Annex C, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, (ii) neither we nor Parent nor, to our knowledge or the knowledge of Parent after reasonable inquiry, any of the persons referred to in clause (i) has effected any transaction in the Shares or any other equity securities of the Company during the 60-day period preceding the date of this Offer to Purchase, (iii) neither we nor Parent nor, to our knowledge or the knowledge of Parent after reasonable inquiry, any of the persons listed on Annex A, Annex B or Annex C, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between us and Parent, its subsidiaries or, to our knowledge or the knowledge of Parent after reasonable inquiry, any of the persons listed in Annex A, Annex B or Annex C, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between us, Parent, our or its subsidiaries or, to our knowledge or the knowledge of Parent after reasonable inquiry, any of the persons listed in Annex A, Annex B or Annex C, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us, Parent or any of our or its respective executive officers, directors or affiliates, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, and (vii) during the past five years, neither we nor Parent has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we and Parent have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

9.	Source and Amount of Funds.

We estimate that the total amount of funds required by us to consummate the Offer and purchase all outstanding Shares in the Offer, to consummate the Merger (which estimate includes payment in respect of outstanding in-the-money stock options) and to pay related fees and expenses, will be approximately $28.4 million, plus related fees and expenses. We expect Sponsor or Parent (either directly or through any of its subsidiaries) or one or more of its subsidiaries to provide us with sufficient funds to purchase all Shares validly tendered in the Offer and any related fees and expenses. Sponsor has committed to provide us with $11 million from its available cash. We expect the remaining funds required to purchase all outstanding Shares in the Offer and to consummate the Offer to come from the Debt Financing.

Debt Commitment Letter

On December 20, 2013, Sponsor entered into a commitment letter with JPMorgan Chase Bank, N.A. (the “Lender”), pursuant to which, subject to the terms and conditions set forth therein, in connection with the Offer, the Lender has committed to provide a $29,031,000 senior secured credit facility. The senior secured credit facility is expected to consist of (i) an asset-based revolving credit facility not to exceed $18,000,000, (ii) a real estate term loan facility not to exceed $5,560,000 and (iii) an equipment term loan not to exceed $5,471,000.

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The documentation governing the secured term loan has not been finalized and, accordingly, the actual terms of the secured term loan may differ from those described in this document. A copy of the debt commitment letter has been filed as Exhibit (b) to the Schedule TO. Reference is made to such exhibit for a more complete description of the terms and conditions of the debt commitment letter, and such exhibit is incorporated herein by reference.

The availability of the Debt Financing described in this document may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing is not available at the expiration of the Offer.

Conditions Precedent to the Debt Financing

The availability of the Debt Financing, which constitutes part of the proceeds we will use to satisfy our obligations pursuant to the Offer, is subject to the satisfaction of the following conditions:

•	since December 20, 2013, no “Company Material Adverse Effect” (as defined in the Merger Agreement) shall have occurred and be continuing;

•	compliance by Parent with the terms of the Debt Commitment Letter and the related fee letter;

•	the payment of all fees and expenses required to be paid to the Lender;

•	all governmental and third party approvals necessary in connection with the Debt Financing and the continuing operations of the Company and its subsidiaries (including stockholder approvals, if any) shall have been obtained on satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Merger or the financing thereof or, any of the transactions contemplated by the Debt Financing;

•	receipt by the Lender of unaudited interim consolidated balance sheets and related statements of income and cash flows of the Company and its subsidiaries for each fiscal month and fiscal quarter ended subsequent to the date of the latest annual audited financial statements of the Company and its subsidiaries delivered to the Lender as to which such unaudited financial statements are available;

•	execution and delivery of definitive financing documentation by each of the loan parties, and receipt by the Lender of customary credit agreements, security agreements, opinions of counsel, corporate resolutions, and other customary closing documentation and certificates (including a solvency certificate);

•	receipt of a Borrowing Base Certificate as of a date specified by the Lender with customary supporting documentation and supplemental reporting to be agreed upon between the Lender and the borrowers under the Debt Financing;

•	prepayment in full of all obligations under the Company’s existing loan facilities, termination of the commitments thereunder and release of all liens, if any, granted thereunder (provided that existing capital leases will not be required to be repaid or terminated, and liens securing the same will not be required to be released);

•	subject to certain exceptions, liens creating a first priority security interest in the collateral shall have been perfected;

•	the borrowers under the Debt Financing shall have minimum combined excess Availability (as defined in the Debt Commitment Letter) of at least $3,000,000;

•	receipt by Parent of at least $9,000,000 in cash gross proceeds from the issuance of its equity and/or subordinated debt; provided, that no less than the greater of $5,500,000 or 50% of the total equity and subordinated debt shall be in the form of equity, all subject to terms to be determined;

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•	the Lender shall have entered into a subordination agreement with any holder of subordinated debt of any borrower or any guarantor, containing terms and conditions satisfactory in all respects to the Lender;

•	absence of injunction or temporary restraining order which, in the reasonable judgment of the Lender, would prohibit the making of the loans;

•	the Merger shall have been consummated in all material respects in accordance with the terms of the Merger Agreement, without any material amendment, waiver, modification or consent not consented to by the Lender other than waivers, modifications, consents, or amendments, which would not be (in the aggregate) materially adverse to the interests of the Lender;

•	the accuracy of certain representations and warranties in the merger agreement and specified representations and warranties in the definitive financing documentation;

•	after giving effect to the initial extensions of credit, the total extensions of credit under the revolving credit facility portion of the Debt Financing shall not exceed the lesser of $18,000,000 and the borrowing base then in effect; and

•	receipt by the Lender of documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including without limitation the USA PATRIOT Act;

•	initial funding of the loans on or before February 28, 2014; provided that such date will be automatically extended until June 30, 2014 if the Termination Date (as defined in the Merger Agreement) is extended until such date.

Interest Rate

The applicable interest rate on the secured term loan is expected to be 1, 2 or 3-month LIBOR plus an applicable margin of 2.25% per annum (in the case of the revolving credit facility) or 2.50% per annum (in the case of the term loans), or at the Borrower’s election, the Lender’s “prime” rate plus a margin of zero (in the case of the revolving credit facility) or 0.25% per annum (in the case of the term loans). Interest based on LIBOR will be payable quarterly in arrears, and interest based on the prime rate will be payable monthly. During the continuance of an event of default, the applicable interest rates may be increased by 2.00% per annum. All overdue amounts will be payable at a rate of 2.00% per annum above the otherwise applicable rate.

Maturity and Amortization

It is anticipated that each loan will mature on the fifth anniversary following its funding. The real estate term loan will amortize in equal monthly installments utilizing a 15-year amortization period, and the equipment term loan will amortize in equal monthly installments in annual amounts utilizing a 7-year amortization period, in each case with the remainder due on the maturity date. The revolving credit facility will not amortize.

Mandatory Prepayments

It is anticipated that the definitive documentation for the Debt Financing will include a prepayment requirement (without a concurrent reduction of the Revolving Commitment for any such amounts required to be applied to the revolving credit facility):

•	upon a sale or transfer of assets of either borrower or any of its subsidiaries (other than sales of inventory in the ordinary course of business and certain other exceptions to be determined);

•	upon the receipt of proceeds from the issuance of any indebtedness that is not permitted indebtedness;

•	upon receipt of proceeds of the exercise of a customary “equity cure” provision;

•	when there is an availability shortfall under any facility; and

•	upon receipt of insurance proceeds or condemnation awards.

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Voluntary Prepayments

It is anticipated that voluntary prepayments under the revolving credit facility or the term loans will be permitted at any time without premium or penalty, subject to limitations as to minimum amounts of prepayments and customary indemnification for breakage costs in the case of prepayment of LIBOR loans.

Guarantee and Security

Subject to certain exceptions, obligations under the Debt Financing will be guaranteed by the Company and each existing and each subsequently acquired domestic subsidiary of the Company, and each borrower will guaranty the obligations of the other borrower. All such obligations will be secured on a first priority basis by perfected security interests in substantially all assets of each borrower and each of the guarantors.

Other Terms

The definitive documentation for the Debt Financing will contain customary representations and warranties, affirmative and negative covenants and events of default.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Debt Commitment Letter, a copy of which has been filed as Exhibit (b) to the Schedule TO and which is incorporated herein by reference.

Equity Commitment Letter

Parent has received the Equity Commitment Letter dated as of December 20, 2013 from Sponsor, pursuant to which Sponsor has committed to contribute to Parent $11 million (subject to adjustment as set forth in the Equity Commitment Letter) in cash for the purpose of purchasing all of the issued and outstanding Shares pursuant to the Offer, consummating the Merger and paying fees and transaction expenses to be paid pursuant to the Merger Agreement. We refer to the financing contemplated by the Equity Commitment Letter, as may be amended, restated, supplemented or otherwise modified from time to time, as the “Equity Financing.” The funding of the Equity Financing is subject to (i) the satisfaction or waiver (to the extent permissible by applicable law) of all conditions precedent to the Merger set forth in the Merger Agreement, other than those conditions that, by their nature, are to be satisfied at the Effective Time, but subject to their satisfaction at the Effective Time, and (ii) the funding (or contemporaneous funding) of the Debt Financing. The Company is a third-party beneficiary of the Equity Commitment Letter for the limited purposes provided in the Equity Commitment Letter, which include the right of the Company to seek and obtain specific performance to cause Parent and Purchaser to cause, or to directly cause, Sponsor to fund the Equity Financing in accordance with the terms of the Equity Commitment Letter. Sponsor’s obligation to fund the Equity Financing will expire upon the earliest to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(4) to the Schedule TO and which is incorporated herein by reference.

10.	Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with the Company.

Background of the Offer

As part of the continuous evaluation of its business and plans, Sponsor regularly considers a variety of strategic options and transactions. In May 2012, Sponsor was contacted by the Company’s financial advisor, Mesirow Financial Inc. (“Mesirow”) to gauge Sponsor’s interest in an acquisition of the Company. Sponsor entered into a confidentiality agreement with Mesirow, on behalf of the Company, on May 9, 2012. Thereafter, Sponsor was given an executive summary describing the business of the Company.

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On October 12, 2012, Sponsor submitted an initial indication of interest to Mesirow. Sponsor’s indication of interest was to acquire the assets of the Contract Manufacturing Division of the Company for $28 million. Such indication of interest provided only for the assumption of ordinary course payables and no other liabilities of the Company by Sponsor, and also provided that each party would pay its own expenses. Soon thereafter, Mesirow and the Company’s management met with representatives of Sponsor to give a management presentation on the business of the Company.

In April 2013, Sponsor contacted Mesirow to determine if a transaction was still possible. Mesirow informed Sponsor that it was free to make a bid for the Company. On April 18, 2013, Sponsor submitted a revised letter of intent to Mesirow to acquire 100% of the outstanding shares of the Company’s stock for $6.07 in cash and the assumption of the Company’s debt up to $5.1 million.

On May 3, 2013, Sponsor submitted a revised non-binding letter of intent (the “LOI”) to the Board of Directors of the Company to acquire 100% of the outstanding common stock of the Company for $6.07 per share in cash in return for an exclusivity period through July 3, 2012. Later that day, the Company accepted and agreed to the LOI. On the same date, Griffin entered into a letter agreement with Bradford Venture Partners, L.P. and Overseas Equity Investors Partners relating to the exclusivity provisions set forth in the LOI.

On May 13, 2013, Sponsor engaged Cooley LLP as its legal counsel in connection with the negotiations to acquire the Company.

On May 16, 2013, James Robinson and John Michaud met with Shahram Shaun Gabbayzadeh and certain other employees of Griffin Holdings in Los Angeles to discuss the Company’s business and operations, including potential future commercial and operational opportunities.

From that point on, Griffin and its representatives, its legal counsel, continued to perform a due diligence investigation of the Company. During such investigation, Griffin, the Company and their representatives held numerous due diligence calls and the Company added materials to its online data room on an ongoing basis.

Between May 2013 and July 2013, Sponsor and its counsel, on the one hand, and the Company and its counsel, on the other hand, negotiated the terms of a definitive merger agreement.

On July 10, 2012, Sponsor and the Company agreed to extend the exclusivity period through July 31, 2013. In connection with the extension of exclusivity, the Company informed Sponsor that the purchase price per share for the Company would increase if a deal was not finalized by July 31, 2013.

On the evening of July 14, 2013, James Robinson and his wife met socially in Los Angeles with Shahram Shaun Gabbayzadeh and certain other employees of Griffin Holdings and their wives. On the following day, James Robinson met with Shahram Shaun Gabbayzadeh and certain other employees of Griffin Holdings in Los Angeles to further discuss the Company’s business and operations.

On or around July 22, 2013, Sponsor’s debt financing source for the transaction determined not to proceed with the financing. As such, Sponsor asked its counsel to cease discussions with the Company and its counsel regarding the transaction until an alternative debt financing source was identified. On July 31, 2013, Sponsor’s counsel informed the Company’s counsel that Sponsor would be seeking alternative debt financing sources and that the transaction was to be on hold pending Sponsor finding an acceptable debt financing source. Representatives of Griffin Holdings and Mesirow Financial continued to regularly communicate after July 31, 2013.

On October 8, 2013, Sponsor received a term sheet regarding debt financing for the acquisition of the Company from JP Morgan Chase. On that day, Sponsor contacted Jim Robinson from the Company and Mesirow to inform them that Sponsor had received a term sheet from JP Morgan Chase and discuss a due diligence process for JP Morgan Chase and to re-engage regarding a potential transaction. Thereafter, JP Morgan Chase engaged in a due diligence process with respect to the Company.

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On November 19, 2013, Sponsor’s counsel also contacted the Company’s counsel to advise that Sponsor was willing to continue negotiations for an acquisition of the Company at the $6.07 per share price. On the same day, counsel to the Company advised Sponsor’s counsel that the Company had previously advised that the price would go up to $6.17 per Share if a deal could not get done by July 31, 2013. Sponsor’s counsel informed the Company’s counsel later that evening that Sponsor was unwilling to increase the price per share. On November 20, 2013, the Company’s counsel informed Sponsor’s counsel that the Company was willing to engage in negotiations for a transaction at $6.07 per share if all other items previously agreed upon were not changed and the transaction was finalized promptly.

On December 3, 2013, counsel to the Company sent a revised draft of the merger agreement to Sponsor’s counsel. In this draft, the Company messaged to Sponsor that the price was open and may be increased to $6.17 per share. On December 9, 2013, Sponsor’s counsel responded to the Company’s counsel with a revised draft of the merger agreement, which indicated that Sponsor was not willing to raise the price to $6.17 per share.

On December 13, 2013, the Company’s counsel sent to Sponsor and its counsel a list of the open material issues, including the purchase price, payment of the Company’s transaction expenses by Sponsor and certain other terms in the merger agreement. The purchase price proposed was $6.17 per share, which would increase to $6.27 per share if the definitive merger agreement was not signed by December 20, 2013.

On December 14, 2013, Sponsor’s counsel contacted the Company’s counsel to advise that Sponsor was willing to agree to all terms in the open material issues list except for the price increase. Sponsor’s counsel also advised that Sponsor was willing to sign the definitive agreement and ancillary documents by December 20, 2013. Later that day, the Company’s counsel informed Sponsor’s counsel that the Company was willing to accept $6.07 per share if the definitive merger agreement was signed by December 20, 2013.

From December 15, 2013 through December 20, 2013, the Company’s counsel and Sponsor’s counsel had a series of telephone conversations to discuss certain open issues related to the merger agreement, exchanged drafts of the merger agreement and negotiated the merger agreement.

The parties executed the Merger Agreement, the Equity Commitment Letter, the Guarantee (as defined below) and the Debt Commitment Letter on December 20, 2013.

Past Contacts, Transactions, Negotiations and Agreements with the Company

At a July 15, 2013 meeting, representatives of Sponsor advised James F. Robinson, the Company’s President and Chief Executive Officer of their intent to continue to employ the Company’s management after the Effective Time. No compensation arrangements have been discussed.

Except as set forth in this Offer to Purchase or as otherwise incorporated herein by reference, to the knowledge of Purchaser, Parent and Sponsor, as of the date of the Offer, there are no material agreements, arrangements or understandings, or any actual or potential conflicts of interest, between the Company or any of its affiliates and Parent, Purchaser or any of their respective executive officers, directors or affiliates.

11.	The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed by the Company as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on December 27, 2013 and is incorporated herein by reference. Copies of the Merger Agreement and the Form 8-K, and any other filings that we or the Company make with the SEC with respect to the Offer or the Merger may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchaser, Parent and Sponsor — Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

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Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Parent, us and the Company or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Parent, us and the Company or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Parent, us and the Company were qualified and subject to important limitations agreed to by Parent, us and the Company in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in schedules that were provided by each party to the other but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

The Merger Agreement provides that we will commence the Offer as promptly as practicable but in no event more than twenty calendar days after the date of the Agreement, and that, subject to the satisfaction of the Minimum Condition and other conditions that are described in Section 15 — “Conditions to the Offer,” we will accept for payment, all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. The initial Expiration Date will be 12:00 midnight, New York City time, at the end of the day on February 6, 2014.

Terms and Conditions of the Offer

Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15 — “Conditions to the Offer.” The Offer conditions are for the sole benefit of Purchaser, and Purchaser may waive, in whole or in part, any condition to the Offer from time to time, in our sole discretion, except that we will not, without the prior written consent of the Company: (i) amend or waive the Minimum Condition, (ii) change the form of consideration to be delivered by Purchaser in the Offer, (iii) decrease the Offer Price, (iv) decrease the number of Shares to be purchased by Purchaser in the Offer, (v) modify the Offer or the conditions to the Offer in a manner adverse to stockholders of the Company or impose additional conditions on the Offer, or (vi) extend the Expiration Time beyond the initial expiration time, except as provided in the Merger Agreement.

Extensions of the Offer

The Merger Agreement provides that we will extend the Offer (a) on up to two occasions for additional periods of up to five business days each (with the length of such periods to be determined by Parent), if on any then-scheduled Expiration Time any of the Offer conditions have not been satisfied or, in our sole discretion, waived (other than the Minimum Condition), until all conditions to the Offer are satisfied or validly waived (up to a maximum of ten business days, and subject to certain rights of the parties to terminate the Merger Agreement); (b) for one period of five business days, if on any then-scheduled Expiration Time of the Offer all

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conditions to the Offer (other than the Minimum Condition) have been satisfied or waived, (subject to certain rights of the parties to terminate the Merger Agreement and unless Parent and the Company agree otherwise), until all conditions to the Offer are satisfied or waived; and (c) or any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer.

Company Board Recommendation

After careful consideration, the Company Board has unanimously adopted resolutions, among other things: (i) determining that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company’s stockholders, (ii) determining that neither Parent nor Purchaser is an “interested stockholder” as defined in Section 203 of the DGCL, (iii) adopting and approving the Merger Agreement, and approving the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and determining that the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Expiration Time (as defined below), (iv) declaring advisable the Merger Agreement, and (v) recommending that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement. (item (v), the “Company Board Recommendation”).

The Merger

The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	we will be merged with and into the Company and, as a result of the Merger, our separate corporate existence will cease;

•	the Company will be the Surviving Corporation in the Merger and will become a wholly-owned subsidiary of Parent; and

•	all of our property, assets, rights, privileges, immunities, powers and franchises and those of the Company will vest in the Company as the Surviving Corporation, and all of our debts, liabilities, obligations and duties and those of the Company will become the debts, liabilities and duties of the Company as the Surviving Corporation.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, (i) the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to be identical to our certificate of incorporation as in effect immediately prior to the Effective Time, (ii) the bylaws of the Surviving Corporation will be amended and restated to conform to our bylaws as in effect immediately prior to the Effective Time and (iii) the directors and officers of the Surviving Corporation immediately after the Effective Time will be the respective individuals who are designated as our directors and officers immediately prior to the Effective Time.

Merger Closing Conditions. Our obligations and the obligations of Parent, on the one hand, and the Company, on the other hand, to effect the Merger are each subject to the satisfaction of each of the following conditions:

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any governmental body of competent jurisdiction and remain in effect, and there shall not be any applicable action taken, or any applicable law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger that directly or indirectly prohibits, or makes illegal, the acceptance of or payment for Shares, or the consummation of the Offer or the Merger illegal; and

•	the occurrence of the Acceptance Time.

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Merger Consideration. At the Effective Time, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) (each, an “Eligible Share”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Parent, the Company or any of their respective wholly-owned subsidiaries, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

Payment for Shares. Before the Effective Time, Parent will designate a bank or trust company reasonably acceptable to the Company to make payment of the consideration payable in the Merger (the “Paying Agent”). Promptly after the Effective Time and from time to time thereafter to the extent necessary, we or Parent will deposit or cause to be deposited with the Paying Agent, for the benefit of holders of Eligible Shares, cash in immediately available funds necessary to pay the aggregate consideration payable in the Merger.

As soon as reasonably practicable after the Effective Time and in no event later than four business days thereafter, Parent will instruct the Paying Agent to send to each holder of Shares (other than Shares then owned by Parent, the Company or any of their respective wholly-owned subsidiaries) a letter of transmittal and instructions advising the stockholders how to surrender Eligible Shares represented by Share Certificates or book-entry (“Book-Entry Shares”) in exchange for the consideration payable in the Merger, which is an amount per Share in cash equal to the Offer Price. The Paying Agent will pay the consideration payable in the Merger to the holders of Eligible Shares upon (1) surrender of a Share Certificate, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions therein, and such other documents as may be required pursuant to such instructions or (2) delivery to the Paying Agent of an Agent’s Message in respect of Book-Entry Shares (or such other evidence, if any, of transfer as the Paying Agent may reasonably request). Interest will not be paid or accrue in respect of the consideration payable in the Merger. The Surviving Corporation will reduce the amount of any consideration payable in the Merger paid to the stockholders by any applicable withholding taxes.

If any cash deposited with the Paying Agent is not claimed within nine months following the Effective Time, such cash will be returned to Parent, upon its demand, and any stockholders who have not theretofore complied with Share exchange procedures in the Merger Agreement will thereafter look only to Parent for payment of their claims for the consideration payable in the Merger, without interest, less any applicable withholding taxes. Notwithstanding the foregoing, if any Share Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the Effective Time or (ii) the date immediately prior to the date on which the consideration that such Stock Certificate represents the right to receive would otherwise escheat to or become the property of any governmental body, then such consideration shall, to the extent permitted by applicable legal requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any person previously entitled thereto.

The transmittal instructions will include instructions if the stockholder has lost a Share Certificate or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by Parent, post a bond in a customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it in respect of such Share Certificate.

Treatment of Company Options

The Company has represented to us that it currently has outstanding Company Options that are exercisable for an aggregate of 234,525 Shares. At the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not then vested, will automatically (and without any action on the part of Parent, us, the Company, the holder of the Company Option or any other person), be cancelled and converted into the right to receive the following consideration (if any), as promptly as reasonably practicable after the Effective Time: if the exercise price per share of a Company Option is less than

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the Offer Price, an amount in cash, without interest, equal to the product of (a) the number of Shares subject to such Company Option, and (b) the excess, if any, of the Offer Price over the per share exercise price of such Company Option, less applicable taxes and withholding; in the event that the per share exercise price of a Company Option is equal to or greater than the Offer Price, such Company Option will be cancelled as of the Effective Time without payment therefor (in each case, such product, less applicable withholdings, the “Option Payment Amount”).

Within five business days following the Effective Time, the Surviving Corporation shall send to each former holder of a Company Option a written notice setting forth the amount of cash such former holder is entitled to in respect of a Company Option. All amounts payable on account of Company Options will be paid as promptly as practicable after the Effective Time, and in any event no later than ten business days after the Effective Time, and Parent shall cause the Surviving Corporation to make such payments through the payroll system of the Surviving Corporation (and subject to any required reporting and withholding required to be made by the Surviving Corporation) in accordance with the terms of the Merger Agreement and the applicable Company equity incentive plan.

Representations and Warranties

The Merger Agreement contains representations and warranties of Parent, us and the Company.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, an effect, change, event or circumstance will be deemed to have a “Company Material Adverse Effect” on the Company and its subsidiaries taken as a whole if such effect, change, event or circumstance had or could reasonably be likely to result in a material adverse effect on (a) the business, financial condition, or results of operations of the Company and its subsidiaries taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by the Merger Agreement; but shall not include:

•	effects, changes, claims, events or circumstances resulting from (A) changes since the date of the Merger Agreement in global or national economic or political conditions or the securities, credit or financial markets worldwide, (B) changes since the date of the Merger Agreement in conditions generally affecting the industry in which the Company and its subsidiaries operate, (C) changes since the date of the Merger Agreement in generally accepted accounting principles or the interpretation thereof, (D) changes since the date of the Merger Agreement in legal requirements, (E) any acts of terrorism or war since the date of the Merger Agreement, or (F) any stockholder class action or derivative litigation commenced against the Company since the date of the Merger Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Merger Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Merger Agreement; provided that, (x) in the case of each of clauses “(A),” “(B), “(C), “(D)” and “(E)” above, the exception shall apply so long as and only to the extent that such effects, changes, claims, events or circumstances do not disproportionately impact the Company and its subsidiaries relative to other participants in the industry or industries in which the Company and its subsidiaries conduct their business and (y) any facts or circumstances underlying, causing or contributing to any litigation of the type referred to in clause “(F)” of the preceding sentence that are not otherwise excluded from the definition of a Material Adverse Effect, may be taken into account in determining whether there has been or would be a Material Adverse Effect;

•	any adverse impact on the Company’s or any of its subsidiaries’ relationships with employees, customers and suppliers of the Company or such subsidiary s that is attributable to the announcement or pendency of the Merger Agreement and the transactions contemplated by the Merger Agreement, or any other adverse impact on the Company or any of its subsidiaries that is directly (and to the extent) attributable to the announcement and pendency of the transactions contemplated by the Merger Agreement;

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•	any failure after the date of the Merger Agreement to meet internal or analyst projections or forecasts for any period or changes in the trading price or trading volume of the Shares, in and of itself; provided that, any facts or circumstances underlying, causing or contributing to any such failure or decline that are not otherwise excluded from the definition of a Material Adverse Effect, may be taken into account in determining whether there has been or would be a Material Adverse Effect; or

•	the taking of any action required to be taken by the Company pursuant to the Merger Agreement or specifically instructed or consented to, in advance and in writing, by Parent;.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and us with respect to, among other things, due organization, subsidiaries, certificate of incorporation and bylaws, capitalization, SEC filings, internal controls and procedures, financial statements, absence of changes, title to assets, receivables, customers, inventories, cash, real property, equipment, intellectual property, contracts, company products, no undisclosed liabilities, compliance with legal requirements, certain business practices, governmental authorizations, tax matters, employee and labor matters, company employee plans, environmental matters, insurance, transactions with affiliates, legal proceedings, orders, authority, inapplicability of anti-takeover statutes, binding nature of agreement, no vote required, non-contravention, consents, fairness opinion, financial advisor and disclosure.

In the Merger Agreement, we and Parent have made customary representations and warranties to the Company with respect to, among other things, due organization, authority, binding nature of agreement, capitalization, non-contravention, consents, disclosure, Delaware law, company common stock, the Guarantee, brokers, absence of litigation and the Financing.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Conduct of Business of the Company

The Merger Agreement provides that, except (i) as specifically required by the Merger Agreement or as previously disclosed to Parent in connection with entering into the Merger Agreement, (ii) with the prior written consent of Parent or (iii) as required by any applicable legal requirements, during the period from the date of the Merger Agreement and through the earlier of the Effective Time and the termination of the Merger Agreement, (A) the Company will use its commercially reasonable efforts to, and will cause each of its subsidiaries to, conduct its business and operations (1) in the ordinary course and in accordance with past practices and (2) in compliance, in all material respects, with all applicable legal requirements and the requirements of its material contracts; (B) the Company will use commercially reasonable efforts to ensure that the Company and each of its subsidiaries preserves intact its current business organization, keeps available the services of its current officers and other key employees and maintains its relations and goodwill with all material (individually or in the aggregate) suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other persons having business relationships with the Company or such subsidiary; (C) the Company will keep in full force all insurance policies (other than any such policies that are immediately replaced with substantially similar policies); (D) the Company shall promptly notify Parent of (1) any written notice or other communication of which the Company has knowledge from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the Merger Agreement, and (2) any legal proceeding commenced, or, to the knowledge of the Company, threatened in writing against, relating to, involving or otherwise affecting the Company or any of its subsidiaries that relates to the consummation of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement.

During such time, except (i) as specifically required by the Merger Agreement or as previously disclosed to Parent in connection with entering into the Merger Agreement, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) or (iii) as required by any applicable legal

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requirement, the Company will not, and will not permit any of its subsidiaries to, take certain actions (subject to certain further exceptions to the individual restrictions set forth in the Merger Agreement, including in certain circumstances exceptions relating to the Company’s ordinary course of business consistent with past practice), including the following:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, split, combine or reclassify any capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities;

•	sell, issue, grant or deliver or authorize the sale, issuance, delivery or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue Shares upon the valid exercise of Company Options outstanding as of the date of the Merger Agreement);

•	amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s equity incentive plans or any provision of any contract evidencing any outstanding Company Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock units, warrant or other security or any related contract, other than any acceleration of vesting that occurs in accordance with the terms of a contract in effect as of the date of the Merger Agreement and previously made available to Parent;

•	amend or permit the adoption of any amendment to any of its organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	form any subsidiary or acquire any equity interest or other interest in any other entity;

•	make any capital expenditure (except that the Company may make any capital expenditure that: (A) does not exceed $25,000 individually; and (B) when added to all other capital expenditures made on behalf of the Company during the calendar month in which such capital expenditure is made, does not exceed $100,000 in the aggregate);

•	other than in the ordinary course of business consistent with past practices (A) enter into or become bound by, or permit any of the material assets owned or used by it to become bound by, any material contract or (B) amend or terminate, or waive or exercise any material right or remedy under, any material contract;

•	grant any exclusive license or right with respect to any Company intellectual property, other than any grant of Company intellectual property that occurs in accordance with the terms of a Company contract in effect as of the date of the Merger Agreement and previously made available to Parent;

•	enter into, renew or become bound by, or permit any of the material assets owned or used by it to become bound by, any contract the effect of which would be to grant to any person following the Merger any right or license to any intellectual property right owned as of the date of the Merger Agreement by the Company or any of its subsidiaries;

•	enter into, renew or become bound by, or permit any of the material assets owned or used by it to become bound by, any contract containing, or otherwise subjecting the Company or any of its subsidiaries to, any non-competition, exclusivity or other material restriction on the operation of the business of the Company or any of its subsidiaries;

•	acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, lease or license any right or other asset to any other person (except in each case for assets acquired, leased, licensed or disposed of by the Company or its subsidiaries in the ordinary course of business and consistent with past practices), or, other than in the ordinary course of business in connection with the collection of accounts receivable, waive or relinquish any material right;

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•	other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

•	other than pledges under the Company’s credit facility, make any pledge of any of its material assets or permit any of its material assets to become subject to any encumbrances, except for encumbrances that do not materially detract from the value of such assets or materially impair the operations of the Company or its subsidiaries;

•	permit any cash, cash equivalents or short-term investments of the Company or any of its subsidiaries to become subject to any encumbrance;

•	other than amounts under the Company’s credit facility and capital expenditures referenced above, (A) lend money to any person, incur or guarantee any indebtedness (including capital lease obligations) (other than (x) indebtedness for reimbursement of expenses made in the ordinary course of business, (y) accounts payable incurred in the ordinary course of business and (z) amounts owed under contracts) or obtain or enter into any bond or letter of credit or any related contract, in each case in excess of $10,000 individually or $50,000 in the aggregate, or (B) announce, offer, arrange, syndicate or issue any debt securities (including convertible securities) or announce, arrange or syndicate any bank financing;

•	except as may be required pursuant to the terms of Company’s employee benefit plans as in effect as of the date hereof: (A) establish, adopt, enter into or amend any Company employee benefit plan (except that the Company may amend the Company employee benefit plans to the extent required by Section 409A of the Code and other applicable legal requirements); (B) grant or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property), severance or remuneration payable to, any present or former director, employee or individual independent contractor of the Company or any of its subsidiaries (except for any such grant, payment or increase to employees (other than directors or officers) related to an employee’s annual performance evaluation in the ordinary course of business consistent with past practice); or (C) other than advancement of expenses in the ordinary course of business, loan or advance any money or property to any present or former director, employee or individual independent contractor of the Company or any of its subsidiaries;

•	hire any employee with an annual base salary in excess of $50,000;

•	other than in the ordinary course of business consistent with past practices, materially change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices (other than as required by GAAP) in any respect;

•	make any material tax election, amend any material tax return, compromise or settle any legal proceeding with respect to any tax or tax-related matter, or enter into or obtain any tax ruling or take any action that could reasonably be expected to have a material and adverse impact on the tax liability of the Company or its subsidiaries;

•	commence any legal proceeding, other than legal proceedings commenced for the routine collection of bills;

•	settle any claim or legal proceeding, other than claims or legal proceedings against the Company or any of its subsidiaries that do not relate to tax or tax-related matters and with respect to which the settlement involves solely the payment by the Company or such subsidiary of an amount less than $25,000 individually and less than $75,000 in the aggregate for all such claims and legal proceedings settled;

•

other than in the ordinary course of business consistent with past practice, pay, discharge, settle or satisfy any claims (whether or not commenced prior to the date of the Merger Agreement), except that

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the Company and its subsidiaries may pay, discharge, settle or satisfy any claim if the only obligation involved on the part of the Company or such subsidiary will be payment of money in an amount not to exceed $25,000 individually and not to exceed $75,000 in the aggregate for all such claims; and

•	agree or commit to take any of the actions described above.

No Solicitation

The Company has agreed that, during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement, neither it nor its subsidiaries nor any of their representatives, directly or indirectly, will:

•	solicit, initiate, encourage or facilitate the submission or announcement of any Acquisition Proposal (as defined below) or any Acquisition Inquiry (as defined below);

•	furnish any non-public information regarding the Company or any of its subsidiaries to any person in connection with or in response to an Acquisition Proposal or an Acquisition Inquiry;

•	engage in discussions or negotiations with any person with respect to Acquisition Inquiry;

•	approve, endorse or recommend any Acquisition Proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or providing for any Acquisition Transaction (as defined below) or accepting any Acquisition Proposal.

However, prior to the Acceptance Time, the Company or the Company Board is not prohibited from furnishing non-public information regarding itself and its subsidiaries to, or entering into discussions or negotiations (including, as a part thereof, exchanging any counterproposals) with, any person and its representatives in response to a written Acquisition Proposal that is submitted after the date of the Merger Agreement to the Company by such person (and not withdrawn) which the Company Board determines in good faith (after consultation with its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal (as defined below) if (1) none of the Company, its subsidiaries or any representative of the Company or its subsidiaries breached in any material respect any of the provisions in the Merger Agreement relating to non-solicitation, (2) the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the Company stockholders under applicable legal requirements, (3) prior to furnishing any nonpublic information to, or entering into discussions with, the person delivering the Acquisition Proposal, Parent receives written notice from the Company of the identity of such person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person, and the Company receives from such person an executed confidentiality agreement in a customary form that is no less favorable to the Company than the confidentiality agreement entered into by the Company and Parent, and (4) the Company concurrently furnishes all such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished or made available by the Company to Parent or its representatives).

For purposes of the Merger Agreement, “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent, us or any of our respective subsidiaries or by any of our respective representatives on their behalf) relating to an Acquisition Transaction. An “Acquisition Transaction” is any transaction or series of transactions with any Person other than Parent or us or any of our respective subsidiaries involving: (i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which the Company or any of its subsidiaries is a constituent corporation ; (ii) in which a person or “group” (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries; or (iii) in which the Company or any of its subsidiaries issues

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securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or such subsidiary; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company or its subsidiaries.

For purposes of the Merger Agreement, “Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent, us or any of our respective subsidiaries or by any of our respective representatives on their behalf) that could reasonably be expected to lead to an Acquisition Proposal.

For purposes of the Merger Agreement, “Superior Proposal” means an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity or debt securities or a combination thereof, all or substantially all of the outstanding Shares or the assets of the Company and its subsidiaries, that (a) was not obtained or made as a direct or indirect result of a breach of the Merger Agreement and (b) is on terms and conditions that the Company Board (or a committee thereof) determines, in its reasonable, good faith judgment, after consultation with the Company’s financial advisors and outside counsel, and after taking into account the likelihood and timing of consummation of the purchase transaction contemplated by such Superior Proposal, to be more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by the Merger Agreement.

During the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement, the Company has agreed to promptly (and in no event later than one business day after receipt of any Acquisition Proposal, or any request for nonpublic information) advise Parent in writing of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries, including (a) the identity of the person making or submitting such Acquisition Proposal or request and (b) a copy of all written materials and communications provided in connection with such Acquisition Proposal or request submitted by any person during such period.

As of the date of the Merger Agreement, the Company and its subsidiaries agreed to immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal or any Acquisition Inquiry. The Company has agreed not to release or permit the release during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement of any person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill”, or similar agreement to which the Company or any of its subsidiaries is a party and will use its commercially reasonable efforts to enforce or cause to enforced each such agreement at the request of Parent; provided, however, that this covenant does not preclude the Company from responding to an unsolicited Acquisition Proposal submitted to the Company by a party that is bound by a “standstill” agreement and shall not require the Company to enforce or cause to be enforced its rights under such “standstill” agreement relating to the submission of such unsolicited Acquisition Proposal. The Company also agreed to promptly request each person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction to return or destroy in accordance with the terms of such confidentiality agreement all confidential information heretofore furnished to such person by or on behalf of the Company.

The Company Board’s Recommendation

The Company Board has unanimously recommended that the stockholders of the Company accept the Offer, tender their Shares in the Offer and, if necessary, adopt the Merger Agreement. The Merger Agreement provides that, except as provided below, the Company Board may not withdraw or modify the Company Board Recommendation in a manner adverse to Parent or us.

Notwithstanding the foregoing, the Merger Agreement provides that the Company Board Recommendation in favor of the Offer and the Merger may be withdrawn or modified in a manner adverse to Parent and us prior to the acceptance for exchange of Shares in the Offer in two circumstances. First, the Merger Agreement provides

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that such recommendation may be withdrawn or modified in a manner adverse to Parent and the Purchaser if: (a) an Acquisition Proposal is made that did not result from a breach by the Company of any of the nonsolicitation provisions of the Merger Agreement; (b) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), (x) that such Acquisition Proposal would, if the Merger Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute a Superior Proposal and (y) that in light of such proposal, the failure to withdraw or modify the Company Board Recommendation, if the Merger Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable law; (c) the Company delivers to Parent a written notice with respect to such Acquisition Proposal stating that the Company (or the Company Board) intends to change the Company Board Recommendation and/or terminate the Merger Agreement with respect to such Acquisition Proposal (including as an attachment the proposed form of definitive acquisition duly executed by the person making such Acquisition Proposal, providing for the consummation of the transaction contemplated by such Acquisition Proposal); (d) during the three business day period commencing on the date of Parent’s receipt of such notice (as such period may be extended if such proposal is thereafter amended), the Company shall have made its representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of the Merger Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of such notice ceases to be a Superior Proposal; (e) any definitive written proposal made by Parent or the Purchaser to amend the Merger Agreement or the Offer or enter into an alternative transaction during the negotiations described in clause (d) above shall have been considered by the Company’s Board in good faith; and (f) following the negotiation period described above, the Company’s Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), and after taking into account any definitive written proposal submitted to the Company by Parent or the Purchaser to amend the Merger Agreement or the Offer or to enter into an alternative transaction as a result of negotiations between the Company and Parent or the Purchaser, that (A) such Acquisition Proposal constitutes a Superior Proposal, and (B) in light of such Acquisition Proposal, the failure to withdraw or modify the Company Board Recommendation would be inconsistent with the Company’s Board’s fiduciary obligations to the Company’s stockholders under applicable law.

Second, the Merger Agreement provides that the Company Board Recommendation in favor of the Offer and the Merger may be withdrawn or modified in a manner adverse to Parent and the Purchaser if: (a) there shall occur or arise after the date of the Merger Agreement an “Intervening Event”, defined as a material and fundamental development or material and fundamental change in circumstances that relates to the Company but does not relate to any Acquisition Proposal; (b) neither the Company nor any representative of the Company had any knowledge of such intervening event or, as of the date of the Merger Agreement, could reasonably foresee that such intervening event would occur; (c) the Company’s Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that, in light of such intervening event, the failure to withdraw or modify the Company Board Recommendation, if the Merger Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, would be inconsistent with the Company’s Board’s fiduciary obligations to the Company’s stockholders under applicable law; (d) the Company Board Recommendation is not withdrawn or modified at any time within the period of three business days after Parent receives written notice from the Company confirming that the Company’s Board has determined that the failure to withdraw or modify the Company Board Recommendation in light of such intervening event would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law; (f) during such three business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend the Merger Agreement or the Offer or enter into an alternative transaction so that the failure to withdraw or modify the Company Board Recommendation in light of such intervening event would not be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law; and (g) at the end of such three business day period, the Company’s Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that the failure to withdraw or modify the Company Board Recommendation would be inconsistent with the fiduciary obligations of the Company’s Board to the Company’s stockholders under applicable law in light of such intervening event (taking into account any

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definitive written proposal submitted to the Company by Parent or the Purchaser to amend the Merger Agreement or the Offer or enter into an alternative transaction as a result of the negotiations described above).

Indemnification and Insurance

Parent has agreed that, it will, and will cause the Surviving Corporation to, from the Effective Time until the sixth anniversary of the Effective Time:

•	maintain in effect the exculpation, indemnification and advancement of expenses provisions of the respective certificates of incorporation and by-laws or other organizational documents of the Company and its subsidiaries as in effect as of the date of the Merger Agreement or in any indemnification agreements benefitting directors and officers of the Company, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any such persons;

•	without limitation of any superior rights in the respective certificate of incorporation or by-laws of the Surviving Corporation to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each director and officer of the Company or any of its subsidiaries as of the date of the Merger Agreement in his or her capacity as an officer or director of the Company or any of its subsidiaries, to the extent arising out of or pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated by the Merger Agreement; and

•	maintain in effect a six-year “tail” policy (that the Company shall purchase prior to the Effective Time) on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company, for the benefit of each director and officer of the Company or any of its subsidiaries as of the date of the Merger Agreement with respect to their acts and omissions occurring prior to the Effective Time, provided, however, that if such “tail” policy is not available at a cost equal to or less than 200% of the aggregate annual premiums paid by the Company, the Company shall purchase the best coverage as is reasonably available for such amount.

Financing

Subject to the terms and conditions of the Merger Agreement, Parent and Purchaser have agreed to use reasonable best efforts to cause to be taken all actions necessary to obtain the Financing on the terms and subject to the conditions described in the Commitment Letters, or any alternative financing, including using reasonable best efforts to: (i) maintain in effect the Commitment Letters and negotiate and enter into definitive agreements relating to the Financing on the terms and conditions contained in the Commitment Letters, or enter into Financing Agreements with respect to any alternative financing; (ii) comply with the terms of the Commitment Letters and satisfy on a timely basis (or obtain waiver of) all material conditions precedent to funding under the Financing applicable to Parent in such definitive agreements that are within Parent’s control; and (iii) cause the Financing to be consummated at such time or from time to time as is necessary for Parent to satisfy its obligations under the Merger Agreement. Parent and Purchaser will have the right from time to time to amend (including, by adding or replacing lenders, lead arrangers, bookrunners, syndication agents or similar entities), replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources; provided, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter that amends the Debt Financing and/or substitution of all or any portion of the Debt Financing shall not, without the prior written consent of the Company: (a) reduce the aggregate amount of the Financing, excluding changes in the amount of fees to be paid or original issue discount of the Debt Financing (except to the extent a reduction from such Financing source would be offset by an increase in another portion of the Financing (if such increase is in the Equity Financing,

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such increase will be reflected in an amended Equity Commitment Letter delivered to the Company) or in the debt or other alternative financing being made available by an alternative financing source) or (b) impose new or additional conditions or expand, amend or modify any of the conditions to the receipt of the Financing in a manner adverse to the Company or otherwise be reasonably likely to (i) prevent or delay or impair the ability of Parent to consummate the Offer, the Merger and the other Contemplated Transactions or (ii) adversely impact the ability of Parent or Purchaser to enforce its rights against the other parties to the Financing Commitments in each of clauses (i) and (ii) in any material respect. Parent will not release or consent to the termination of the obligations of the lenders under the Debt Commitment Letters, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Debt Commitment Letters.

Parent and Purchaser have agreed to give the Company prompt notice (x) of any breach or default by any party to any of the Commitment Letters or any definitive agreement relating thereto of which Parent or Purchaser become aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any financing source with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any of the Commitment Letters or the definitive agreements relating thereto (2) material dispute or disagreement between or among any parties to any of the Commitment Letters or the definitive agreements relating thereto with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Effective Time or the Acceptance Time (as applicable), and (z) if at any time for any reason Parent or Purchaser believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Letters or definitive agreements relating thereto.

In the event that any portion of the Financing becomes or could become unavailable in the manner or from the sources contemplated in the Commitment Letters, Parent and Purchaser will use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the Contemplated Transactions upon terms (including any flex provisions) no less favorable in the aggregate to Parent in any material respect, Purchaser and the Company than those in the Commitment Letters, as promptly as practicable following the occurrence of such event.

Parent has agreed to furnish the Company complete, correct and executed copies of the definitive agreements relating to the Financing or any alternative financing agreement promptly upon their execution, in each case only to the extent the same become effective prior to the Closing, and (ii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any alternative financing); provided, that Parent will be under no obligation to disclose any information that is subject to an attorney-client privilege or protection.

Cooperation by the Company

Prior to the Acceptance Time, the Company will, and will cause each of its subsidiaries and representatives to provide to Parent such cooperation as may be reasonably requested by Parent to assist Parent in causing the conditions to funding any Financing to be satisfied, and provide other cooperation as is otherwise reasonably requested by Parent in connection with any Financing, including by, at Parent’s expense, (a) assisting in the marketing efforts of Parent, including by causing the Company’s senior management, finance department and other representatives to participate in meetings, presentations (including marketing (or similar presentations) and lender and other investor presentations), sessions with rating agencies and due diligence sessions (including accounting due diligence) in connection with any Financing, (b) providing (and assisting in the preparation of) information necessary or appropriate in connection with the preparation of customary bank information memoranda and similar documents as may be requested or required in connection with any Financing, including the syndication thereof, (c) to the extent necessary or advisable to cause any alternative financing to be funded, upon Parent’s request as promptly as practicable, furnishing Parent and the providers of any Financing with the Company’s consolidated quarterly and monthly financial statements (including financial statements for the

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months ended September 30, 2013 and October 30, 2013 and for each month thereafter) in the form requested by Parent, (iv) causing the Company’s independent public accountants to cooperate with Parent’s reasonable efforts to obtain any Financing, (v) executing and delivering definitive financing agreements, including pledge and security documents or other certificates, or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral; provided that no obligation of the Company or any of its subsidiaries under any such agreement, document or pledge will be effective until the Acceptance Time, (vi) obtaining surveys and title insurance reasonably requested by Parent, (vii) taking all corporate actions, subject to the occurrence of the Acceptance Time, reasonably requested by Parent to permit the consummation of the Financing, (viii) using reasonable best efforts to cooperate with Parent’s efforts to obtain consents, landlord waivers and estoppels, non-disturbance agreements and other necessary financing-related agreements (including providing reasonable access to Parent and its representatives to all owned real property and leased real property) as reasonably requested by Parent, (ix) providing all information and access to properties, books and records of the Company and its subsidiaries reasonably requested by Parent or the sources of any Financing or their representatives, including permitting the prospective lenders involved in any Financing to perform customary due diligence and to evaluate the Company and its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; and (x) furnishing all documentation and other information required by any governmental body in connection with any Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; provided, however, that (A) such cooperation will not unreasonably interfere with the business or operations of the Company or any of its subsidiaries, (B) no obligation of the Company or any of its subsidiaries or representatives under any certificate, document or instrument delivered pursuant to this provision will be effective until the Effective Time and none of the Company, any of its subsidiaries or any of its representatives will be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (C) none of the Company or any of its subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financing prior to the Effective Time, (D) none of the Company or any of its subsidiaries will be required to take any action under this provision that would subject it to actual or potential liability under any loan agreement and related documents unless and until the Closing occurs, (E) none of the Company or any of its subsidiaries will be required to take any action under this provision that will (1) conflict with or violate the Company’s organizational documents or any legal requirements or (2) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any contract to which the Company or any of its subsidiaries is a party and (F) none of the Company or any of its subsidiaries will be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries; provided that, the Company will give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent will use their respective reasonable best efforts to cause such information to be provided in a manner that would not, in the Company’s reasonable determination, waive such privilege. Parent has agreed to reimburse the Company, promptly upon request by the Company, for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with the foregoing and will indemnify and hold harmless the Company and its subsidiaries and their respective representatives for and against any and all losses or liabilities actually suffered or incurred by them in connection with the arrangement of the Financing or any alternative financing, any action taken by them at the request of Parent pursuant to this provision and any information utilized in connection therewith (other than information provided by the Company or its subsidiaries), except, in each case, insofar as such loss or liability (i) arose out of or resulted from the fraud, willful misconduct, gross negligence, bad faith or intentional misrepresentation of the Company, its subsidiaries or their respective representatives, (ii) directly resulted from the breach of any of the obligations of the Company, its subsidiaries or their respective representatives under the Merger Agreement or (iii) that was agreed to in a settlement without the written consent of Parent (such consent not to be unreasonably withheld or delayed). The Company has consented to the use of the trademarks, service marks and logos of the Company and its subsidiaries in connection with any Financing, provided that they are used solely in a manner not intended or reasonably likely to harm the Company, its reputation or goodwill.

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Other Covenants

The Merger Agreement contains other customary covenants, including covenants relating to access and investigation, takeover laws, regulatory approvals and related matters, notification of certain matters. Public announcements, stockholder litigation, matters with respect to Section 16 of the Exchange Act and employee matters.

Termination of the Merger Agreement

The Merger Agreement provides that it may be terminated as follows:

•	by mutual written consent of Parent and the Company at any time prior to the Effective Time;

•	by either Parent or the Company at any time prior to the Effective Time if any U.S. court of competent jurisdiction or other U.S. governmental body having authority over the parties shall have issued a final and nonappealable judgment, order, injunction, writ or decree or taken any other action having the effect of (A) permanently restraining, enjoining or otherwise prohibiting prior to the Acceptance Time, the acquisition of, or the acceptance for payment or the delivery of consideration for, Shares pursuant to the Offer, (B) prior to the Acceptance Time, making the acquisition of or delivery of consideration for Shares pursuant to the Offer illegal, or (C) prior to the Effective Time, making the consummation of the Merger illegal, subject to the conditions that (x) the parties’ obligations to use commercially reasonable efforts to resist or lift such judgment, order, injunction, writ or decree and (y) a party shall not be permitted to terminate the Merger Agreement pursuant to this provision if the issuance of such judgment, order, injunction, writ or decree is attributable to the failure of such party to fulfill any of its obligations under the Merger Agreement;

•	by either Parent or the Company at any time after February 28, 2014 if the Acceptance Time shall not have occurred on or prior to February 28, 2014; provided that a party shall not be permitted to terminate the Merger Agreement pursuant to above if the failure of the Acceptance Time to occur on or prior to February 28, 2014 is attributable to the failure of such party to fulfill any of its obligations under the Merger Agreement; provided further that if the Regulatory Condition (as defined in Section 15 — “Conditions of the Offer”) shall not have been satisfied but all other conditions to the Offer shall be have been satisfied or fulfilled or shall be capable of being satisfied or fulfilled, then the termination date shall automatically be extended until June 30, 2014 (the “End-Date Termination Right”)

•	by Parent at any time prior to the Acceptance Time if a Triggering Event (as defined in Section 15 — “Conditions of the Offer”) shall have occurred (the “Triggering Event Termination Right”);

•	by the Company at any time prior to the Acceptance Time, in order to accept a Superior Proposal and enter into a definitive acquisition agreement relating to such Superior Proposal, if (A) such Superior Proposal shall not have resulted from a breach by the Company of any of the nonsolicitation provisions of the Merger Agreement, (B) the Company and the Company Board shall have satisfied in all material respects all of the notice, negotiation and other requirements set forth in the Merger Agreement with respect to such Superior Proposal and the related mandatory negotiation period(s) with Parent shall have expired, (C) the Company shall have, or shall have caused to be, paid to Parent the applicable termination fee described below, and (D) the Company enters into the definitive acquisition agreement relating to such superior proposal immediately following the termination of the Merger Agreement (the “Superior Offer Termination Right”);

•

by Parent at any time prior to the Acceptance Time if: (A) any of the Company’s representations and warranties contained in the Merger Agreement shall be inaccurate as of the date of the Merger Agreement or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), in either case such that the conditions described in the second and third bullets under Section 15 “Conditions of the Offer” relating to the Company

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representations and warranties would not be satisfied; or (B) any of the Company’s covenants contained in the Merger Agreement shall have been breached such that the condition described in the fourth bullet under Section 15 “Conditions of the Offer” relating to breaches of the Company’s covenant would not be satisfied; in each case subject to certain notice and cure rights (the “Company Breach Termination Right”);

•	by the Company at any time prior to the Acceptance Time if (A) any of the representations and warranties of Parent or the Purchaser contained in the Merger Agreement shall be inaccurate as of the date of the Merger Agreement or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), or (B) any of Parent’s or the Purchaser’s covenants contained in the Merger Agreement shall have been breached, subject in each of the foregoing cases to certain notice and cure rights, and provided that such inaccuracy or breach has had or could reasonably be expected to have or result in a material adverse effect on the Purchaser’s ability to purchase and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer or Parent’s or the Purchaser’s ability to otherwise complete the transactions contemplated by the Merger Agreement (the “Parent Breach Termination Right”).

Notwithstanding anything to the contrary set forth above, the Merger Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party pursuant to Section 11 — “The Merger Agreement; Other Agreements — Termination Fees” at or prior to the time of such termination shall have been paid in full.

Effects of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force or effect, subject to certain designated provisions of the Merger Agreement that survive, including the effect of termination, expenses and termination fee and other miscellaneous provisions and the confidentiality agreement between Parent and the Company, which will remain in full force and effect in accordance with its terms.

Termination Fees

The Merger Agreement provides that all expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not any shares are purchased pursuant to the Offer and whether or not the Merger is consummated; provided that, at the Closing, Parent will fund up to $1.8 million (the “Transaction Expenses”) to pay the transaction fees and expenses of the Company as designated by the Company in its sole discretion, which shall consist only of legal fees, investment banking fees, the contractual management termination fees and management discretionary bonuses related to the transactions contemplated by the Merger Agreement. Any Transaction Expenses of the Company not within one of the foregoing categories (including any possible litigation costs) shall be paid by the Company. In no event will all or any portion of such Transaction Expenses be payable by Parent or Purchaser in the event the Effective Time does not occur.

There are several circumstances under which the Company may become obligated to pay Parent a termination fee at or following the termination of the Merger Agreement, as follows:

•

If (A) the Merger Agreement is terminated by Parent or the Company pursuant to the End-Date Termination Right, (B) at or prior to the time of the termination of the Merger Agreement, an Acquisition Proposal involving at least a 50% interest in the Company shall have been publicly disclosed, announced or commenced (and not withdrawn at least five business days prior to the time of termination) and (C) within one year after the date of termination of the Merger Agreement, (x) an acquisition transaction involving the Company is consummated or (y) a definitive agreement contemplating an Acquisition Transaction involving the Company is executed and such Acquisition

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Transaction is ultimately consummated, then the Company must pay to Parent, in cash at the time such Acquisition Transaction (as it may have been modified, including any other Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) is consummated, a nonrefundable termination fee in the amount of $1.5 million.

•	If the Merger Agreement is terminated (A) by Parent at any time pursuant to the Triggering Event Termination Right or (B) by the Company pursuant to the Superior Offer Termination Right, then the Company must pay to Parent, in cash a nonrefundable termination fee in the amount of $1.5 million. In the case of any termination by Parent pursuant to the Triggering Event Termination Right, this fee will be paid by the Company within two business day after such termination; in the case of termination by the Company pursuant to the Superior Offer Termination Right, the fee will be paid by the Company at or prior to the time of such termination.

•	If the Merger Agreement is terminated by Parent pursuant to the Company Breach Termination Right, then the Company must pay to Parent, in cash, a nonrefundable termination fee in the amount of $750,000 within two business after such termination; provided, however, if the breach by the Company giving rise to such termination right by Parent is the direct result of an intentional breach of a representation, warranty or covenant contained the Merger Agreement, then the Company shall instead pay to Parent, in cash, a nonrefundable termination fee in the amount of $1.5 million.

There are several circumstances under which Parent may become obligated to pay the Company a termination fee at or following the termination of the Merger Agreement, as follows:

•	If (A) the Merger Agreement is terminated by Parent or the Company pursuant to the End-Date Termination Right, (B) at the time of such termination, each of the conditions set forth in Section 15 — “Conditions to the Offer” has been satisfied or waived (other than (1) the Funding Condition (as defined below) unless, between the seventh and fifth business day immediately prior to the termination date, Parent, acting reasonably and in good faith, believes (and publicly announces such belief) that Parent or Purchaser will receive the Financing by the termination date (which public announcement shall not have been subsequently adversely modified or withdrawn) in which case the Minimum Condition must also have been satisfied), (2) the condition that the Merger Agreement shall not have been validly terminated and (3) the Minimum Condition), (B) at the time of such termination, Parent and Purchaser have not received the Financing, (C) the failure of Parent and Purchaser to receive the Financing is not attributable to a breach by the Company of the Company’s obligations related to the Financing set forth in the Merger Agreement or any covenant or obligation of the Company contained in the Merger Agreement or any other action or failure to act of the Company, in each case, that has caused any condition to the Debt Commitment not to be satisfied and (D) solely in the case of such a termination by the Company, the Company has given Parent written notice of at least two business days prior to such termination stating the Company’s intention to terminate the Merger Agreement pursuant to the End-Date Termination Right (and the basis for such termination), then Parent shall pay to the Company, in cash, a nonrefundable termination fee in the amount of $750,000, within two business days after such termination by the Company or at or prior to the time of such termination by Parent.

•	If the Merger Agreement is terminated by the Company pursuant to the Parent Breach Termination Right, then Parent must pay to the Company, in cash, a nonrefundable termination fee in the amount of $750,000; provided, however, if the breach by Parent giving rise to such termination right by the Company is the direct result of an intentional breach by Parent of a representation, warranty or covenant contained the Merger Agreement, then Parent shall instead pay to the Company, in cash, a nonrefundable termination fee in the amount of $1.5 million within two business days after such termination.

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Specific Performance

We, Parent and the Company are entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in addition to any other remedy to which they are entitled under the terms of the Merger Agreement, at law or in equity.

Governing Law

The Merger Agreement is governed by Delaware law.

Other Agreements

The Tender and Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, Bradford, the Company’s largest stockholder, entered into the Tender and Voting Agreement with us and Parent. Pursuant to the terms and conditions of the Tender and Voting Agreement, Bradford agreed, among other things, (i) to tender pursuant to the Offer 642,033 Shares owned by Bradford as of the date of the Tender and Voting Agreement representing 14.9% of the aggregate Shares outstanding as of December 20, 2013 (the “Subject Shares”), (ii) if necessary, to vote the Subject Shares in favor of the Merger and the adoption of the Merger Agreement and (iii) not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company. The Tender and Voting Agreement terminates upon, among other events, the termination of the Merger Agreement in accordance with its terms.

The foregoing description of the Tender and Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Tender and Voting Agreement, which the Company filed as Exhibit 10.1 to its Current Report on Form 8-K filed on December 27, 2013 and is incorporated herein by reference. You may examine or obtain a copy of the Form 8-K as set forth in “Section 8 — Certain Information Concerning Purchaser, Parent and Sponsor” above.

Limited Guarantee

On December 20, 2013, Sponsor and the Company entered into a Limited Guarantee (the “Guarantee”), pursuant to which Sponsor absolutely, unconditionally and irrevocably guaranteed to the Company the due and punctual performance and discharge of certain of Parent’s and Purchaser’s payment obligations under the Merger Agreement, including their obligations to pay the costs required to take certain actions that may be necessary to obtain the Debt Financing, Parent’s obligation to pay any termination fee that may become due to the Company, and Parent’s obligations to pay interest on any late payment of a termination fee and to reimburse any costs incurred by the Company’s in enforcing Parent’s obligation to pay a termination fee (the “Guaranteed Obligations”). The maximum aggregate liability of Sponsor under the Guarantee is $1,500,000, plus (a) any amounts Parent is required to pay to obtain the Debt Financing and (b) any amounts due in connection with the reimbursement of costs and expenses, or the payment of interest, relating to the termination fee. Sponsor’s obligations under the Guarantee will continue regardless of whether Company makes any arrangement with Parent or Purchaser to extend the time for payment of any obligations, or makes any agreement for the extension, renewal, payment, compromise, discharge or release of any of the Guaranteed Obligations. The Guarantee will terminate on the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms (1) by consent of the parties thereto or (2) in circumstances in which Parent or Purchaser would not be required to make any payments that would be Guaranteed Obligations, or (c) the six month anniversary of any termination of the Merger Agreement in circumstances in which Parent or Purchaser would be required to make a payment that would be a Guaranteed Obligation, if the Company has not presented a claim for payment of the Guaranteed Obligations to Sponsor, Parent or the Company.

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The Company agreed in the Guarantee that it has no rights of recovery, and no recourse under the Guarantee or any related documents, against any former, current or future director, officer, general or limited partner, stockholder, member, manager, controlling person, affiliate, employee or agent of Sponsor, Parent or Purchaser, or, other than its right to recover the Guaranteed Obligations, against Sponsor, whether by or through attempted piercing of the corporate, partnership or limited liability company veil or otherwise.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Guarantee, a copy of which has been filed as Exhibit (d)(5) to the Schedule TO and which is incorporated herein by reference.

Confidentiality Agreement

On May 9, 2012, Sponsor and Mesirow, on behalf of the Company, entered into a Confidentiality Agreement (as amended by that certain letter agreement among Sponsor, Mesirow and the Company, dated January 6, 2014, the “Confidentiality Agreement”), pursuant to which Sponsor agreed that, subject to certain limitations, any non-public information concerning the Company and its subsidiaries furnished to it or its advisors by or on behalf of the Company shall, for a period of eighteen months from the date of the Confidentiality Agreement (which has subsequently been extended by the Company and Sponsor to May 9, 2014), be held confidential and used by Sponsor and its representatives solely for the purpose of considering, evaluating and negotiating a possible negotiated business transaction between Sponsor and the Company and would be kept confidential, except as provided in the Confidentiality Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and is hereby incorporated herein by reference.

12.	Purpose of the Offer; Plans for the Company.

Purpose of the Offer

We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, the Company while allowing the Company’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares into the Offer. If the Offer is consummated, we, Parent and the Company expect to consummate the Merger as soon as practicable in accordance with the DGCL. At the Effective Time, the Company will become an indirect wholly-owned subsidiary of Sponsor.

Holders of Shares who tender their Shares into the Offer will cease to have any equity interest in the Company and will no longer participate in the future growth of the Company. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in the Company and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Delaware law.

The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 19.0% over the closing market price of the common stock on the trading day of the public announcement that the Company, Parent and Purchaser executed the Merger Agreement.

The Merger will be governed by Section 251(h) of the DGCL. Accordingly, after the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Parent and the Company will cause the Merger to become effective as soon as practicable without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL.

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Plans for the Company

The Merger Agreement provides that, following the consummation of the Offer and subject to the conditions set forth in the Merger Agreement, we will be merged with and into the Company and that, following the Merger and until thereafter amended, our certificate of incorporation as in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation and at the Effective Time our bylaws will be the bylaws of the Surviving Corporation until thereafter amended.

Our directors immediately prior to the Effective Time will become the only directors of the Surviving Corporation at the Effective Time and our officers at such time will become the only officers of the Surviving Corporation. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.”

We will continue to evaluate the business and operations of the Company during the pendency of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the Company’s potential in conjunction with Parent’s existing businesses. We expect that all aspects of the Company’s business will be fully integrated into Parent. However, plans may change based on further analysis including changes in the Company’s business, corporate structure, charter, bylaws, capitalization, board of directors, management, officers, indebtedness or dividend policy, although, except as disclosed in this Offer to Purchase, we and Parent have no current plans with respect to any of such matters.

Except as described above or elsewhere in this Offer to Purchase, neither we nor Parent has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving the Company or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, (iv) any material change in the Company’s capitalization or dividend rate or policy or indebtedness, (v) any other material change in the Company’s corporate structure or business, (vi) any class of equity securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, or (vii) any class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.	Certain Effects of the Offer.

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and the Company will consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Possible Effects of the Offer on the Market for the Shares. If the Offer is consummated but the Merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. If the Merger takes place, upon consummation, the Company will become a privately-held corporation, there will be no public market for the Shares and the Company will cease to be traded on the NASDAQ Capital Market. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive the same amount per Share as they would have received had they tendered their

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Shares in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. As a result, the Company currently files periodic reports on account of the Shares. Following the purchase of Shares in the Offer and the satisfaction of the remaining conditions, we expect to complete the Merger, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of the Company’s reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, the Company may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares, and (iii) the Company is not otherwise required to furnish or file reports under the Exchange Act. Such termination and suspension, once effective, would reduce the information that the Company must furnish to its stockholders and to the SEC. The deregistration of the Shares, once effective, would make certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of the Company’s affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, could be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for reporting or for continued inclusion on the list of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for margin securities.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.	Dividends and Distributions.

As discussed in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of the Company,” the Merger Agreement provides that, from the date of the Merger Agreement to the Acceptance Time, without the prior written approval of Parent, the Company will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares.

15.	Conditions to the Offer.

Notwithstanding any other provisions of the Offer or the Merger Agreement, we will not be required to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), will not be obligated to pay for, or may delay acceptance or payment for, any Shares tendered pursuant to the Offer if:

•	there being validly tendered and not withdrawn prior to the Expiration Time that number of Shares which, together with any Shares then beneficially owned by Parent, Purchaser or any other subsidiaries

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of Parent, represent at least a majority of the Shares outstanding as of the Acceptance Time determined on a fully diluted basis (which assumes conversion or exercise of all in-the-money options and other rights to acquire Shares that are outstanding immediately prior to the acceptance of Shares for tender pursuant to the Offer and that are vested and exercisable or will be vested and exercisable prior to the Effective Time of the Merger)) (the “Minimum Condition”);

•	each of certain designated representations having been accurate in all material respects as of the date of the Agreement and Plan of Merger, and continuing to be accurate in all material respects at and as of the Expiration Time of the Offer (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all material respects as of such date or time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

•	each other representation and warranty of the Company set forth in the Agreement and Plan of Merger having been accurate in all respects as of the date of the Agreement, and continuing to be accurate in all respects at and as of the expiration time of the Offer (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), except where the failure of such representations and warranties to be accurate, including the circumstances constituting or giving rise to such inaccuracies, considered in the aggregate, do not constitute a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

•	the Company having complied in all material respects with each covenant set forth in the Merger Agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time, or, if not complied with or performed in all material respects, such noncompliance or failure to perform having been cured;

•	there not having been a Company Material Adverse Effect since the date of the Merger Agreement, which material adverse effect is continuing;

•	Parent and Purchaser having received a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth above have been duly satisfied;

•	there not having been any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or preventing consummation of the Merger issued by any court of competent jurisdiction or other Governmental Body having authority over Parent, Purchaser, the Company or any of the Company’s subsidiaries which remains in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Offer or the Merger by a governmental body having authority over Parent, Purchaser, the Company or any of the Company’s subsidiaries that makes the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger illegal; provided, however, that each party shall have used its reasonable best efforts to have any such injunction, order or legal requirement or other prohibition lifted (the “Regulatory Condition”);

•	there not being be pending, or threatened in writing, any legal proceeding by any governmental body having authority over Parent, Purchaser, the Company or any of the Company’s subsidiaries challenging or seeking to restrain or prohibit the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement;

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•	no Triggering Event shall have occurred, where a “Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall have failed to make a Company Board Recommendation or shall have made a Recommendation Change; (ii) following the disclosure or announcement of an Acquisition Proposal or an Acquisition Inquiry, the Company Board fails to reaffirm publicly the Company Board Recommendation, within ten (10) business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (iii) the Company Board shall have publicly approved, endorsed or recommended any Acquisition Proposal; (iv) any Acquired Entity shall have entered into any letter of intent or Contract contemplating or providing for any Acquisition Proposal (other than a confidentiality agreement executed and delivered in accordance with clause “(iii)” of Section 5.3(b) of the Agreement); or (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a third party and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

•	Parent or Purchaser (either directly or through any of its subsidiaries) shall have received the proceeds of the Financing (the “Funding Condition”); and

•	the Agreement and Plan of Merger not having been validly terminated.

The foregoing conditions are for the sole benefit of Parent and us, and we expressly reserve the right from time to time to waive any of the conditions, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that we will not, without the prior written consent of the Company: (i) change the form of consideration to be delivered by Purchaser in the Offer, (ii) decrease the Offer Price, (iii) decrease the number of Shares to be purchased by Purchaser in the Offer, (iv) modify the Offer or the conditions to the Offer in a manner adverse to stockholders of the Company or impose additional conditions on the Offer, or (v) extend the Expiration Time beyond the initial expiration time, except as provided in the Merger Agreement.

The failure by Parent or us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16.	Adjustments to Prevent Dilution.

In the event that, notwithstanding the Company’s covenant to the contrary (See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of the Company”), between the date of the Merger Agreement and the Effective Time, the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Offer Price and the consideration payable in the Merger shall be equitably adjusted.

17.	Certain Legal Matters; Regulatory Approvals.

General

Except as described in this Section 17, based on Purchaser’s and Parent’s review of publicly available filings by the Company with the SEC and other information regarding the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions

46.

were not taken, adverse consequences might not result to the Company’s business, or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”

Litigation

We are not aware of any pending legal proceeding relating to the Offer.

State Takeover Statutes

A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to us and Parent because the Company Board has unanimously approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, including for purposes of Section 203.

We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or other business

47.

combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because we were not, at the time the Merger Agreement was executed, and are not, an affiliate of the Company (for purposes of the Exchange Act); it is anticipated that the Merger will be effected within one year following the consummation of the Offer; and, in the Merger, stockholders will receive the same price per Share as the Offer Price.

Rule 13e-3 under the Exchange Act would otherwise require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before the completion of a transaction.

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) did not vote in favor of the Merger or consent to the Merger in writing, (iii) otherwise comply with the applicable statutory procedures set forth in Section 262 of the DGCL and (iv) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•	within the later of the consummation of the Offer and 20 days after the date notice of the merger was mailed to the stockholder, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law.

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The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

18.	Fees and Expenses.

We have retained the Depositary, the Information Agent and the Paying Agent in connection with the Offer. Each of the Depositary, the Paying Agent and the Information Agent will receive customary compensation, and the Depositary, Information Agent and the Paying Agent will each receive, subject to certain limits, reimbursement for reasonable out-of-pocket expenses.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

19.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, we may, in our discretion, take such action as it may deem necessary to make the Offer comply with the laws of such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We and Parent have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by the Company pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and the Company may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

PACKERS ACQUISITION SUB, INC.

January 9, 2014

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ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS

AND EXECUTIVE OFFICERS OF PACKERS ACQUISITION SUB, INC.

Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of our directors and executive officers. The business address of each such director and executive officer is 2121 Avenue of the Stars, Suite 1670, Los Angeles, California 90067. Each director and executive officer is a citizen of the United States of America.

During the past five years, to the best of our knowledge, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or us from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and Position	Present Principal Occupation or Employment and Employment History	Director Since
Shahram Shaun Gabayzadeh, Sole Director, President, Treasurer and Secretary	Manager, Griffin Holdings LLC (Private equity investments) 2008- Present	2013

A-1

ANNEX B

CERTAIN INFORMATION REGARDING THE DIRECTORS

AND EXECUTIVE OFFICERS OF TUFCO HOLDINGS, LLC

Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of Parent’s directors and executive officers. The business address of each such manager and executive officer is 2121 Avenue of the Stars, Suite 1670, Los Angeles, California 90067. Each manager and executive officer is a citizen of the United States of America.

During the past five years, to the best of our knowledge, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or us from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and Position	Present Principal Occupation or Employment and Employment History	Director Since
Shahram Shaun Gabayzadeh, Sole Manager and Sole Officer	Manager, Griffin Holdings LLC (Private equity investments) 2008- Present	2013

B-1

ANNEX C

CERTAIN INFORMATION REGARDING THE DIRECTORS

AND EXECUTIVE OFFICERS OF GRIFFIN HOLDINGS, LLC

Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of the managers and executive officers of Sponsor. The business address of each such manager and executive officer is 2121 Avenue of the Stars, Suite 1670, Los Angeles, California 90067. Each manager and executive officer is a citizen of the United States of America.

During the past five years, to the best of our knowledge, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or us from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Present Principal Occupation or Employment and Employment History	Manager Since
Shahram Shaun Gabayzadeh, Sole Manager, Sole Officer, Sole Member and Sole Owner of all of the Equity Interests	Manager, Griffin Holdings LLC (Private equity investments) 2008- Present	2008

C-1

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:

Broadridge Corporate Issuer Solutions, Inc. Attn: BICS Re-Organization Department P.O. Box 1317 Brentwood, New York 11717	Broadridge Corporate Issuer Solutions, Inc.Attn: BICS Re-Organization Department 1981 Marcus Avenue, Suite 100 Lake Success, New York 11042-1046

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Broadridge Corporate Issuer Solutions, Inc. Attn: BICS Re-Organization Department

P.O. Box 1317

Brentwood, New York 11717

(855) 795-5068 (Toll-Free)

(720) 864-4446 (Toll)

Email: shareholder@broadridge.com